UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to 240.14a-12

TRIDENT MICROSYSTEMS, INC.
(Name of Registrant, as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 17, 2008

Dear Stockholder:

You are cordially invited to attend the Trident Microsystems, Inc. Annual Meeting of Stockholders, which will be held on Friday, November 21, 2008 at 10:00 a.m. local time, at our principal offices, located at 3408 Garrett Drive, Santa Clara, California 95054.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Trident by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely yours,

Sylvia D. Summers
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
VOTING METHODS
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
INFORMATION ABOUT OUR BOARD OF DIRECTORS
PROPOSAL NO. 1 ELECTION OF CLASS I DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION OF DIRECTORS
2008 DIRECTOR COMPENSATION
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL ACCOUNTANT FEES AND SERVICES
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
2008 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT JUNE 30, 2008
OPTION EXERCISES AND STOCK VESTED
TRANSACTIONS WITH RELATED PERSONS
ANNUAL REPORT TO STOCKHOLDERS
TRANSACTION OF OTHER BUSINESS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 21, 2008

TO THE STOCKHOLDERS:

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Trident Microsystems, Inc., a Delaware corporation, will be held on November 21, 2008, at 10:00 a.m. local time, at our principal offices located at 3408 Garrett Drive, Santa Clara, California 95054, for the following purposes:

1. To elect two Class 1 directors for a three year term expiring at our Annual Meeting to be held in 2011.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on October 13, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 3408 Garrett Drive, Santa Clara, California 95054.

The available voting methods (by internet, by phone and by mail), are described on the next page. We would appreciate your submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

By order of the Board of Directors,

David L. Teichmann
Corporate Secretary

Santa Clara, California
October 17, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 21, 2008: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. The materials, consisting of the Notice of Annual Meeting, Proxy Statement, and Annual Report, may be viewed at http://www.proxydocs.com/trid. Your vote is important. Thank you for voting.

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Trident Microsystems, Inc. 2008 Annual Meeting of Stockholders to be held on November 21, 2008. If you are a stockholder of record of Trident Microsystems, Inc. as of October 13, 2008, you have the right to vote your shares, and may elect to do so, through the internet, by telephone or by mail. You may also revoke your proxy at any time before the Annual Meeting. Each method is generally available 24-hours-per-day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1. BY INTERNET

•	Go to the web site at http://www.proxyvoting.com/trid 24-hours-a-day, seven days a week.

•	Enter the Control Number that appears on the Proxy Card.

•	Follow the simple instructions.

2. BY TELEPHONE

•	On a touch-tone telephone, call toll-free 1-866-540-5760, 24-hours-a-day, seven days a week.

•	Enter the Control Number that appears on the Proxy Card.

•	Follow the simple recorded instructions.

3. BY MAIL (Do not mail the proxy card if you are voting by internet or telephone.)

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you are considered a beneficial owner, whose stock is held in “street name,” and you will receive instructions for granting proxies from your bank, broker or other agent, rather than a proxy card. Your broker or nominee will enclose a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number shown on the instruction form received from your broker or bank.

We must receive votes submitted via the Internet or by telephone by 11:59 p.m., Eastern Time, on November 20, 2008. Submitting your proxy via the telephone or Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. If you want to attend the Annual Meeting in person, the directions to our offices are:

From San Francisco:

1. Take the US-101 South toward San Jose

2. Take the Bowers Avenue/Great America Parkway Exit

3. Keep Right onto Bowers Avenue

4. Turn Right onto Scott Boulevard

5. Turn Right onto Garrett Drive, office will be located on your left hand side

From San Jose:

1. Take the US-101 North toward San Francisco

2. Take the Bowers/Great America Exit

3. Turn Left onto Bowers Avenue

4. Turn Right onto Scott Boulevard

5. Turn Right onto Garrett Drive, office will be located on your left hand side

You may also call (408) 764-8808 for directions.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

November 21, 2008

The enclosed proxy is solicited on behalf of the Board of Directors of Trident Microsystems, Inc., a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on November 21, 2008 and at any adjournment(s) or postponement(s) thereof, referred to in this proxy statement as the Annual Meeting. The Annual Meeting will be held at 10:00 a.m. local time at our corporate headquarters, 3408 Garrett Drive, Santa Clara, California 95054. The proxy solicitation materials were first mailed (or made available electronically, for stockholders who elected to access these materials over the Internet) on or about October 17, 2008 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of Trident Microsystems, Inc. is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

Who is entitled to vote at the Annual Meeting?

To be able to vote, you must have been a stockholder on October 13, 2008, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). As of the Record Date, 62,518,071 shares of our common stock, par value $0.001 per share, were issued and outstanding.

Our stock transfer books will remain open between the Record Date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices located at 3408 Garrett Drive, Santa Clara, California.

Stockholder of Record: Shares Registered in Your Name.  If at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services (“Mellon”), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent.  If, at the close of business on the Record Date, your shares were not issued directly in your name, but rather were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your shares in that account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?

There are two matters scheduled for a vote at the Annual Meeting:

•	The election of two Class I members of the Board of Directors, to hold office until our 2011 Annual Meeting of Stockholders; and

•	The ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

How many votes do I have?

Each holder of common stock is entitled to one vote per share held. As a result, as of the Record Date, a total of 62,518,071 votes may be cast on each matter at the Annual Meeting.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing a majority of the voting power of such shares will constitute a quorum for the transaction of business. At the close of business on the Record Date, there were 62,518,071 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 31,259,036 shares must be represented by stockholders present at the meeting or by proxy.

Abstentions and “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present for the transaction of business.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the meeting, or a majority of the votes present at the meeting, may adjourn the meeting to another date.

What vote is required for each item?

•	For the election of directors, the two nominees in Class I receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•	To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from a majority of shares present and entitled to vote either in person or by proxy.

How do I vote?

For the election of directors, you may either vote “For” each of the two nominees or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote by proxy, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the Internet or by telephone, you may vote over the Internet or by telephone 24 hours per day, seven days per week. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. You may vote over the Internet at http://www.proxyvoting.com/trid. You may vote by telephone by calling 1-866-540-5760. Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you access the web site to vote by Internet, or when you vote by telephone. If you submit your proxy by Internet or by telephone, you do not need to mail back your proxy card. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, November 20, 2008.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent.  If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail. Simply complete and mail the voting instruction card to ensure that your vote is counted. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. A large number of banks and brokerage firms participate in the Broadridge Financial Solutions, Inc. online program, which provides eligible stockholders the opportunity to vote over the Internet or by telephone (see www.broadridge.com.) The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, November 20, 2008.

If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided. Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

If you are a registered holder, you may also vote your shares in person at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director in Class I and “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, then one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

What if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards and voting instruction forms that have been signed, dated and timely returned will be counted in the quorum and voted.

Who will count the votes and how will my vote(s) be counted?

Votes will be counted by the inspector of elections appointed for the Annual Meeting, who will separately count “For” and “Withhold” votes with respect to the election of directors, and, with respect to the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will have no effect on the outcome of the election of directors but will be counted as “Against” votes with respect to any proposals other than the election of directors. Broker non-votes have no effect and will not be counted toward the vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, then your broker, bank or other agent may vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, such as the vote for directors and ratification of our independent registered public accounting firm.

Can I change my vote after I have voted?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date,

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 3408 Garrett Drive, Santa Clara, California 95054, or

•	You may attend the Annual Meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

How and when may I submit a stockholder proposal for the 2009 Annual Meeting of Stockholders?

In the event that a stockholder desires to have a proposal considered for presentation at our 2009 Annual Meeting of Stockholders, and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than June 16, 2009. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act.

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws. To be timely, a stockholder proposal must be received at the Company’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Please address any stockholder proposals or notices of proposals to our Corporate Secretary at Trident Microsystems, Inc., 3408 Garrett Drive, Santa Clara, California 95054.

Who will bear the cost of soliciting proxies?

We will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing and distribution of this proxy statement, the proxy card and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to those individuals for any such services. We have also retained MacKenzie Partners, Inc. to provide proxy solicitation services to us for a fee of approximately $4,000.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of these proxy materials may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of these proxy materials to any stockholder upon written or oral request to our Investor Relations Department, Trident Microsystems, Inc., 3408 Garrett Drive, Santa Clara, California 95054. Any stockholder who wants to receive separate copies of proxy materials in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact that stockholder’s bank, broker, or other nominee record holder, or that stockholder may contact us at the above address and phone number.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending December 31, 2008.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

INFORMATION ABOUT OUR BOARD OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors (Hans Geyer and Raymond K. Ostby), two Class II directors (J. Carl Hsu and Brian R. Bachman) and three Class III directors (Glen M. Antle, David H. Courtney and Sylvia D. Summers). At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date and serve until their respective successors are duly elected and qualified. The term of our Class I directors expires at this Annual Meeting. The term of our Class II directors expires at the Annual Meeting to be held in 2009, and the term of our Class III directors expires at the Annual Meeting to be held in 2010. Successors to the directors in Class I will be elected for a term expiring at the Annual Meeting to be held in 2011.

The following table sets forth, for our current directors, including the nominees to be elected as Class I directors at this meeting, information with respect to their ages and background:

Name	Age	Principal Occupation	Director Since

Class I Directors:
Hans Geyer	57	Director	2007
Raymond K. Ostby	61	Director	2006
Class II Directors:
J. Carl Hsu	66	Director	2008
Brian R. Bachman	63	Director	2007
Class III Directors:
Glen M. Antle	70	Chairman of the Board	1992
Sylvia D. Summers	55	President and Chief Executive Officer	2007
David H. Courtney	49	Director	2008

Glen M. Antle has served as Chairman of the Board of Directors since November 2006 and as a member of the Board of Directors since July 1992. From November 2006 to October 2007, he also served as our Acting Chief Executive Officer. From July 1996 to August 1997, Mr. Antle was a director of Compass Design Automation, a company providing EDA tools and libraries. From February 1991 to June 1993, he served as Chairman of the Board of Directors of PiE Design Systems, an electronic design automation company, and from August 1992 to June 1993 as its Chief Executive Officer. In June 1993, PiE merged into Quickturn Design Systems, Inc., also an electronic design automation company, and Mr. Antle served as Chairman of the Board of Directors of Quickturn from June 1993 to June 1999. From June 1989 to February 1991 Mr. Antle was retired. Mr. Antle was a co-founder of ECAD, Inc., now Cadence Design Systems, Inc., and served as its Co-Chairman of the Board of Directors from May 1988 to June 1989 and as its Chairman of the Board of Directors and Chief Executive Officer from August 1982 to May 1988. Mr. Antle is also a director of Semtech, a semiconductor corporation.

Brian R. Bachman has served as a member of the Board of Directors since May 2007. Mr. Bachman is a private investor and the Managing Partner of River Farm LLC. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, which produces equipment used in the fabrication of semiconductors. Mr. Bachman also serves as a director of Kulicke & Soffa Industries, Keithley Instruments and Ultra Clean Technology. Mr. Bachman holds a B.S. degree in engineering from the University of Illinois and an M.B.A. degree from the University of Chicago.

David H. Courtney has served as a member of the Board of Directors since January 2008. Mr. Courtney has been an Executive in Residence at Venrock Associates since September 2008. Previously, he served as President, Chief Operating Officer and Chief Financial Officer of Adify, Inc. from September 2007 to August 2008. Prior to joining Adify, Mr. Courtney served in senior management positions at TiVo, Inc. from 1999 to 2006, most recently as Group Executive, Corporate Products & Services, Chief Financial Officer and a member of the Board of Directors from 2005-2006, Executive Vice President Worldwide Operations and Administration, Chief Financial

Officer and a member of the Board of Directors from 2001-2005, Senior Vice President, Finance and Administration and Chief Financial Officer from 2000-2001, and Vice President and Chief Financial Officer from 1999 to 2000. Prior to his tenure at TiVo, Mr. Courtney was a Managing Director, Investment Banking at J.P. Morgan & Co., and before that, a Vice President, Investment Banking High Technology Group at Goldman Sachs & Co. Mr. Courtney holds an A.B. degree in economics from Dartmouth College and an M.B.A. from Stanford University.

Hans Geyer has served as a member of the Board of Directors since May 2007. Mr. Geyer served as Corporate Vice President and General Manager of Intel Corporation’s Storage Group from 2005 to his retirement in December 2006, and as General Manager, Networking and Storage Group from 2004 to 2005. Mr. Geyer joined Intel in 1980, and since held various positions, including general manager of European Operations, general manager of the 386/486 microprocessor division, general manager of the FLASH memory group, and general manager of the cellular and application processor group. Prior to joining Intel, Mr. Geyer was involved in hardware and software development for intelligent and point-of-sales terminals at Siemens AG, Germany. Mr. Geyer studied computer science and mathematics at the Technical University of Munich and holds a masters degree (Diplom-Informatiker) in computer science.

Dr. J. Carl Hsu has served as a member of the Board of Directors since April 2008. Dr Hsu has served since October 2001 as Professor, School of Electrical Engineering and Computer Science, at Peking University. From 1972 until his retirement in December 2003, he served in a variety of senior positions at Bell Laboratories (including AT&T and Lucent), most recently as President and CEO, Bell Laboratories Asia Pacific and China, headquartered in Beijing. His positions during this period also included service as President and CEO of Lucent’s Communications Software Group and as Executive Vice President, Advanced Technologies of Bell Laboratories. He is currently a member of the Board of Directors of Taiwan Mobile Co., Ltd. and Rogers Corporation. Dr. Hsu holds a B.S. degree in electrical engineering from the National Taiwan University and M.S. and Ph.D. degrees in computer science from the University of California at Los Angeles.

Raymond K. Ostby has served as a member of the Board of Directors since July 2006. Mr. Ostby served as Vice President and Chief Financial Officer of NextG Networks, Inc., a private emerging wireless infrastructure company, from January 2005 to May 2008 and as Vice President, Administration from May 2008 to October 2008. From July 2003 until January 2005, Mr. Ostby was Vice President, Finance & Administration and Chief Financial Officer at Arraycomm, Inc., a provider of multi-antenna signal processing solutions, and since June 1999, he has been Vice President, Finance & Administration, Chief Financial Officer and Secretary at KBC Pharma, a privately held inactive company. From September 1993 until May 1999, Mr. Ostby was employed as Vice President, Finance and Administration, Chief Financial Officer and Secretary at Quickturn Design Systems, Inc., a provider of system-level verification solutions. From September 1991 to September 1993, he served as Vice President, Finance and Administration, Chief Financial Officer and Secretary at Force Computers, Inc., a computer products company. From June 1985 to September 1991, he served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of Atmel Corporation, a manufacturer of semiconductor products. Mr. Ostby has been a Certified Public Accountant and holds a B.A. degree and an M.B.A. degree from the University of Montana, and completed Ph.D. coursework in quantitative analysis at the University of California at Berkeley.

Sylvia D. Summers has served as Chief Executive Officer and a member of the Board of Directors since October 2007. She was also appointed as President in February 2008. Previously, she was Executive Vice President, Consumer Smart Card and Industrial Division of Spansion, Inc., a leading Flash memory solutions provider, from September 2005 until September 2007. Ms. Summers was Senior Vice President and General Manager of the Embedded Memory Division of Spansion from March 2004 until September 2005, and from July 2003 through March 2004 she was Spansion’s Vice President and General Manager of the Embedded Media Memory Division. Prior to joining Spansion, from March 2003 through July 2003, Ms. Summers served as vice president and general manager of the embedded business unit for Advanced Micro Devices’ Memory Products business. Prior to joining Advanced Micro Devices, from August 2001 until May 2002, Ms. Summers served as president and chief executive officer of Silvan Networks. Ms. Summers served as group vice president and general manager for the Public Access Management Network Services Group at Cisco Systems from November 1999 until 2001. Ms. Summers was vice president and general manager of the Multi-Platform Group at Storage Technology Corporation from May 1997 until June 1999. She has also held senior-level management positions in systems businesses at Group Bull, Thomson CSF-RCM Division, and Matra Datasystems. She holds a bachelor’s degree in electrical engineering from Ecole Polytecnique Feminine in France and a master’s degree in electrical engineering from the University of California, Berkeley.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Two persons are to be elected to serve as Class I directors of the Board of Directors at this 2008 Annual Meeting. Management’s nominees for election by the stockholders to those positions are the current Class I members of the Board of Directors, Hans Geyer and Raymond K. Ostby. If elected, the nominees for election as Class I directors will serve as directors until our Annual Meeting of stockholders in 2011, and until their successors are elected and qualified.

Mr. Geyer and Mr. Ostby are each standing for election by the stockholders for the first time. The Nominating and Corporate Governance Committee engaged an independent search firm in fiscal year 2007 and fiscal year 2008 to assist the Committee in identifying and evaluating additional candidates for the Board. The search firm evaluated a number of possible candidates and presented them to the Nominating and Corporate Governance Committee. In fiscal year 2007, these candidates included Mr. Geyer and Mr. Bachman, whose term is not up for re-election at this meeting, and in fiscal year 2008, these candidates included Mr. Courtney and Mr. Hsu, whose terms are not up for re-election at this meeting. Based on the Nominating and Corporate Governance Committee’s evaluation of the candidates and its recommendation to the Board, the Board elected Mr. Ostby in July 2006, and Mr. Geyer in May 2007. The search firm received a fee for its services.

Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the two nominees for Class I director. Each of the two nominees has consented to serve, and the Board does not know of any reason why either of them would be unable to serve. If a nominee becomes unavailable or unable to serve before the Annual Meeting (for example, due to serious illness), the Board can either reduce its size or designate a substitute nominee. If any nominee becomes unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

Required Vote

If a quorum is present and voting, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes have no effect on the vote.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the nominees for Class I director named above. Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of the two nominees listed above.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently composed of seven directors and the Board of Directors has determined that six meet the NASDAQ definition of independence. Ms. Summers, as Chief Executive Officer, does not meet the definition of independence. The Board of Directors annually determines the independence of directors based on a review by the directors and the Nominating and Corporate Governance Committee. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with us, either directly or as a partner, stockholder, or officer of an organization that has a material relationship with us. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. The standards relied upon by the Board of Directors in affirmatively determining whether a director is independent are embodied in our corporate governance guidelines available on our web site at http://www.tridentmicro.com/investors. These standards reflect the NASDAQ corporate governance listing standards. Under our corporate governance guidelines, a director will not be considered independent in the following circumstances:

(a) has been employed by Trident (or by any parent or subsidiary of Trident) within the past three years;

(b) has accepted or has a family member who has accepted payments from Trident (or any parent or subsidiary of the Company) in excess of $120,000 during the current or past three fiscal years, other than for:

(i) compensation for board or board committee service;

(ii) payments arising solely from investments in the Company’s securities;

(iii) compensation paid to a family member who is a non-executive employee of the Company or a parent or subsidiary of the Company; or

(iv) benefits under a tax-qualified retirement plan or nondiscretionary compensation;

(c) has a family member who was employed as an executive officer during the past three years by the Company or any parent or subsidiary of the Company;

(d) is, or has a family member who is, an executive officer, partner or controlling stockholder of any organization to which the Company made, or from which the Company received, payment for property or services in the current or any of the past three fiscal years exceeding 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than:

(i) payments arising solely from investments in the Company’s securities; or

(ii) payments under non-discretionary charitable contribution matching funds;

(e) is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of that other entity;

(f) is, or has a family member who is a current partner of the Company’s outside auditor or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at anytime during the past three years; or

(g) has any other relationship which in the Board’s judgment might interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director.

In addition, members of the Audit Committee must (i) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Act of 1933, as amended, (ii) not have participated in the preparation of our financial statements or those of any of our current subsidiaries at any time during the past three years, and (iii) be able to read and understand financial statements, including a company’s balance sheet, income statement, and cash flow statement. Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In September and October 2008, the directors and the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about the relationships with us (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between us and the directors or parties related to the directors. The Nominating and Corporate Governance Committee determined that each of the directors is independent, other than Ms. Summers, and that the members of the Audit, Compensation and Nominating and Corporate Governance Committees also meet the applicable independence tests of NASDAQ. The Nominating and Corporate Governance Committee reported its conclusion to the Board of Directors, and the Board of Directors then considered each director individually and determined that none of the directors has had during the last three years (i) any of the relationships prohibited by NASDAQ rules for independence or (ii) any other material relationship with us that would compromise his or her independence; provided, however, that as Chief Executive Officer, Ms. Summers does not meet the definition of independence.

Executive Sessions

Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Glen M. Antle as Chairman of the Board of Directors typically acts as the presiding director for such executive sessions of non-management directors.

Meetings of the Board of Directors and Committees

During the fiscal year ended June 30, 2008, the Board of Directors held ten meetings. All directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during fiscal year 2008.

Committees of the Board of Directors

The Board of Directors currently has three regular committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.tridentmicro.com/investors.

The following table provides membership and meeting information for fiscal year 2008 for each of the regular committees of the Board of Directors:

Nominating and
Corporate
Name	Audit		Compensation		Governance

Glen M. Antle(1)					X
Brian Bachman			X	*	X
David H. Courtney(2)	X				X	*
Hans Geyer	X
J. Carl Hsu(3)			X
Raymond K. Ostby(4)	X	*	X		X
Millard Phelps(5)	X		X		X
Total meetings in Fiscal Year 2008	7		10		6

*	Committee Chairperson

(1)	Mr. Antle was appointed a member of the Nominating and Corporate Governance Committee effective April 22, 2008.

(2)	Mr. Courtney joined the Board of Directors effective January 24, 2008 and became a member of the Audit Committee and the Nominating and Corporate Governance Committee.

(3)	Mr. Hsu joined the Board of Directors effective April 22, 2008 and became a member of the Compensation Committee and the Strategy Committee.

(4)	Mr. Ostby served on the Nominating and Corporate Governance Committee through January 24, 2008.

(5)	Mr. Phelps resigned as a director and a member of all committees of the Board of Directors effective as of April 22, 2008. He served as a member of the Audit Committee until January 24, 2008, when Mr. Courtney joined the Audit Committee.

The Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting processes and the audits of our financial statements. For this purpose, the Audit Committee performs several functions:

•	Maintains responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm;

•	Approves in advance the engagement of the independent registered public accounting firm for all audit and non-audit services, and approves the fees and other terms of the engagement;

•	Reviews, with our independent registered public accounting firm, any significant difficulties, disagreements, or restrictions encountered during the course of the audit, and reviews any management letters issued by the independent registered public accounting firm;

•	Reviews the critical accounting policies and all alternative treatments of financial information discussed by the independent registered public accounting firm with management, and reviews with management significant judgments made in the preparation of financial statements;

•	Reviews, with our independent registered public accounting firm, management and the Board of Directors, our financial reporting processes and internal control over financial reporting;

•	Reviews the annual audited financial statements and recommends to the Board of Directors their inclusion in our annual report;

•	Reviews the quarterly financial statements and earnings press releases;

•	Reviews with management its assessment of the effectiveness and adequacy of our internal controls and procedures for financial reporting, and any significant deficiencies in the design or operation of our internal controls, and reviews with the independent registered public accounting firm their attestation to and report on our internal controls;

•	Reviews and approves any related party transactions;

•	Establishes and oversees procedures for the receipt, retention and treatment of complaints received regarding accounting, internal controls or auditing matters; reviews changes in, or waivers of, our Code of Conduct, and as requested by the Board, reviews and investigates any conduct alleged to be in violation of the Code of Conduct; and

•	Periodically reviews and discusses with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards 61 (Codification of Statements on Auditory Standards No. 380) and any formal written statements received from the registered independent public accounting firm.

The Audit Committee consisted of three independent, non-employee directors during fiscal year 2008: Raymond K. Ostby, Hans Geyer, and, until January 24, 2008, Millard Phelps, and after January 24, 2008, David H. Courtney. The Board of Directors has determined that each of Mr. Ostby and Mr. Courtney is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards).

The Compensation Committee

The Compensation Committee of the Board of Directors:

•	Determines all compensation for the Chief Executive Officer and other executive officers, including incentive-based and equity-based compensation, and oversees the evaluation of management;

•	Reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers, including annual performance objectives and goals, and evaluates the performance of the executive officers in light of these goals and objectives. In doing so, the Compensation Committee considers company performance and relative stockholder return, the value of similar incentive awards to officers at similar companies, and the awards given in past years, and periodically reviews regional and industry-wide compensation practices and trends;

•	Approves and administers incentive-based and equity-based compensation plans in which our executive officers participate; and

•	Evaluates and recommends to the Board of Directors for determination all employment, severance, or change-in-control agreements, and special or supplemental benefits or similar provisions, applicable to executive officers; and

•	Reviews and proposes to the Board of Directors from time to time changes in director compensation.

The agenda for meetings of the Compensation Committee is determined by the Chair of the Committee, together with assistance from the Senior Vice President General Counsel and Corporate Secretary, and the Vice President, Human Resources and Administration.

The Compensation Committee consisted of three independent, non-employee directors during fiscal year 2008: Brian R. Bachman, Raymond K. Ostby, and until April 22, 2008, Millard Phelps, and after April 22, 2008, J. Carl Hsu. All members are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee held ten meetings during the fiscal year ended June 30, 2008.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors:

•	Evaluates and recommends to the Board of Directors nominees for each election of directors;

•	Determines criteria for selecting new directors and reviews and makes recommendations to the Board of Directors concerning qualifications, appointment and removal of committee members;

•	Considers any nominations of director candidates validly made by stockholders;

•	Develops, recommends for Board of Director approval and reviews corporate governance principles applicable to us;

•	Together with the Audit Committee, reviews changes in, or waivers of, the Code of Conduct; and

•	Assists the Board of Directors in developing criteria for evaluation of Board of Director and committee performance and evaluates the Nominating and Corporate Governance Committee’s performance on an annual basis.

The Nominating and Corporate Governance Committee consisted of three independent, non-employee directors during fiscal year 2008: Brian R. Bachman, Raymond K. Ostby (through January 2008), David H. Courtney (after January 2008), Millard Phelps (until April 22, 2008), and Glen M. Antle (as of April 22, 2008). All members are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee held six meetings during the fiscal year ended June 30, 2008.

Special Litigation Committee

The Board of Directors has appointed a Special Litigation Committee composed solely of independent directors to review and manage any claims that we may have relating to our historical stock option grant practices and related issues investigated by the Special Committee, including the several purported stockholder derivative lawsuits concerning the granting of stock options wherein Trident has been named as a nominal defendant. The scope of the Special Litigation Committee’s authority includes the claims asserted in the derivative actions. In federal court, Trident has moved to stay the case pending the assessment by the Special Litigation Committee of the nominal plaintiffs’ claims. During fiscal year 2008, Hans Geyer and Raymond K. Ostby were the members of the Special Litigation Committee.

Strategy Committee

In January, 2008, the Board of Directors established a Strategy Committee, formed to work closely with executive management and other key employees in order to provide oversight of our strategic planning process and of our implementation of strategic decisions, assure the Board of Directors is regularly informed about our key strategic plans and that the Board of Directors provides feedback and guidance to executive management, and review the resources available to management including business plans and financial, operational and human resources required to implement the agreed upon strategy. David H. Courtney, Hans Geyer, J. Carl Hsu and Sylvia D. Summers are members of the Strategy Committee, with Mr. Geyer elected chairperson of the Strategy Committee.

Director Nominations

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	The appropriate size of our Board of Directors and its Committees;

•	The perceived needs of the Board of Directors for particular skills, background and business experience;

•	The skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;

•	Nominees’ independence from management;

•	Applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	The benefits of a constructive working relationship among directors; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, and the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, having the ability to exercise sound business judgment and having the commitment to represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of Trident and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and Trident, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Trident during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’

independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote. The Nominating and Corporate Governance Committee retained a search firm in fiscal year 2008 to aid in the search for additional candidates, and each of Mr. Courtney and Mr. Hsu were appointed as a result of such search firm’s efforts. We paid this search firm total fees of $156,372.75 during fiscal year 2008.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, although to date, we have not received any director nominees from stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at: 3408 Garrett Drive, Santa Clara, California 95054, attention: Nominating and Corporate Governance Committee, at least 120 days prior to the anniversary date of the mailing of the proxy statement for the last Annual Meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for the previous five years, biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Communications By Stockholders With Directors

Stockholders may communicate with any and all of our directors by transmitting correspondence by mail or facsimile, addressed to the Chairman of the Board, or Board of Directors, or an individual director, care of the Corporate Secretary, at our offices at 3408 Garrett Drive, Santa Clara, California 95054-2803. The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Corporate Secretary in consultation with our legal counsel. The Board of Directors or individual directors so addressed shall be advised of any communication withheld.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, referred to in this proxy statement as the Code of Conduct, which applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and other senior financial officers. The Code of Conduct, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of NASDAQ. You may view our Code of Conduct on our website at http://www.tridentmicro.com/investors. A printed copy may also be obtained by any stockholder upon request. We intend to disclose any future amendments to certain provisions of our Code of Conduct, and any waivers of provisions of the Code of Conduct required to be disclosed under the rules of the Securities and Exchange Commission or listing standards of NASDAQ, at the same location on our website.

Corporate Governance Guidelines

The primary responsibility of the Board of Directors is to foster the long-term success of Trident, consistent with representing the interests of the stockholders. In accordance with this philosophy, the Board of Directors has adopted Corporate Governance Guidelines that reinforce our values by promoting responsible business practices and good corporate citizenship. The Board of Directors reviews these guidelines on an annual basis to determine whether they can be improved upon or if they should be modified in response to changed circumstances. Periodically, the Board of Directors has modified these guidelines, and will continue to do so if the directors believe that changes to these guidelines will advance the best interests of the stockholders. The guidelines address the composition of the Board, criteria for Board membership and other Board governance matters. These guidelines are available on our website at http://www.tridentmicro.com/investors. A printed copy of the guidelines may also be obtained by any stockholder upon request.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of Trident. During fiscal year 2008, no member of the Compensation Committee had any relationship with Trident requiring disclosure under Item 404 of Regulation S-K, and, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our Compensation Committee or Board of Directors.

Evaluation and Succession Planning

Every year the Board of Directors conducts an assessment of its performance and at the conclusion of the evaluation process discusses its results. Each committee of the Board of Directors also conducts an assessment of its performance annually. The Board of Directors believes that ensuring continuity of leadership is critical to our success. Members of management are invited to make presentations to the Board or committees to provide management insight into items being discussed by the Board or committees and to bring managers with high potential into contact with the Board. In addition, Board members have access to other members of management and our key employees. The Board of Directors reviews annual employee evaluations in connection with its assessment of persons considered potential successors to various management positions and in order to ensure continuity of top leadership, including CEO succession, it is developing a succession plan for us.

COMPENSATION OF DIRECTORS

The Compensation Committee reviews and recommends to the Board non-employee director compensation. We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. In setting the compensation of non-employee directors, the Compensation Committee considers the significant amount of time that the Board members expend in fulfilling their duties to Trident as well as the experience level we require to serve on the Board.

Cash Compensation.  The Board of Directors has adopted the following cash compensation payable to non-employee members of the Board of Directors for their service as Board members and members of the respective committees:

Annual
Cash Payment

All Board Members	$35,000
Chairman of the Board*	$25,000
Audit Committee Member	$10,000
Audit Committee Chair	$20,000
Compensation Committee Member	$6,000
Compensation Committee Chair	$12,000
Nominating and Corporate Governance Committee Member	$4,000
Nominating and Corporate Governance Committee Chair	$8,000
Strategy Committee Member	$6,000
Strategy Committee Chair	$12,000

*	This is in addition to the fee payable to all Board members.

Equity Compensation.  Each person first elected or appointed as a non-employee director shall be granted, pursuant to our 2006 Equity Incentive Plan, on the date of such initial election or appointment, automatically and without further action of the Board of Directors, an option (an “Initial Option”) to purchase 25,000 shares of common stock (such number being subject to pro rata adjustment upon a change in our capital structure); provided, however, that a member of the Board of Directors who previously did not qualify as a non-employee director is not entitled to receive an Initial Option in the event that such director subsequently becomes a non-employee director. Each Initial Option shall have an exercise price per share equal to the closing sale price per share of our common stock on the date of grant of such option, as quoted on the NASDAQ Global Market, shall have a term of ten years and, subject to the director’s continued service, shall vest and become exercisable in three substantially equal annual installments on the first three anniversaries of the date of grant of the Initial Option.

In addition, each non-employee director (including any member of the Board of Directors who previously did not qualify as a non-employee director but who subsequently becomes a non-employee director) shall be granted, on the date immediately following the date of each annual meeting of our stockholders, automatically and without further action of the Board of Directors, a restricted stock award (an “Annual Restricted Stock Award”) equal to such number of shares determined by the stock price to be equal to $120,000 on the date of the award; provided, however, that a non-employee director who has not served continuously as a member of the Board of Directors for at least six months as of the date immediately following such annual meeting shall not receive an Annual Restricted Stock Award. Each Annual Restricted Stock Award shall vest on the day immediately preceding the first annual meeting occurring after the date of grant of the Annual Restricted Stock Award.

The following table sets forth information concerning the compensation earned during the fiscal year ended June 30, 2008 by each individual who served as a director at any time during the fiscal year:

2008 DIRECTOR COMPENSATION

	Fees Earned or		Stock	Option	Other
	Paid in Cash		Awards	Awards	Compensation	Total
Name	($)		($)(1)	($)(1)	($)	($)

Glen M. Antle	$180,000	(2)	$157,282	$34,941	—	$372,223	(3)
Brian R. Bachman	$49,000		$72,786	$183,700	—	$305,486
David H. Courtney	$27,500		—	$9,996	—	$37,496
Hans Geyer	$50,250		$72,786	$183,700	—	$306,736
J. Carl Hsu	$11,750		—	$4,925	—	$16,675
Raymond K. Ostby	$100,000	(4)	$72,786	$148,905	—	$321,691
Former Directors:
Millard Phelps(5)	$84,333	(4)	$72,786	$34,941	—	$192,060	(3)

(1)	The amounts shown in the “Stock Awards” and “Option Awards” columns are the compensation costs recognized in our financial statements for fiscal year 2008 related to restricted stock grants and grants of stock options to our non-employee directors in fiscal year 2008 and prior years, to the extent we recognized compensation costs in fiscal year 2008 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 9, “Employee Stock Plans — Equity Incentive Plans,” included in Part IV, item 15 of our Annual Report on Form 10-K for the year ended June 30, 2008.

(2)	Includes $125,000 paid to Mr. Antle for serving as Acting Chief Executive Officer from November 2006 to October 2007.

(3)	Total compensation does not reflect the voluntary repayment by Mr. Antle and Mr. Phelps of the sum of $7,781 to Trident, representing the additional gain deemed earned upon exercise of options that had been incorrectly priced by Trident prior to fiscal year 2006. This repayment was effected by reduction of Board fees otherwise payable to each of them during fiscal year 2008. See the discussion of our investigation into our historical stock option granting practices and the actions taken in connection therewith included in our Annual Report on Form 10-K for our fiscal year ended June 30, 2006, filed with the Securities and Exchange Commission on August 7, 2007.

(4)	During fiscal year 2007, the Board maintained a special committee of the Board (the “Special Committee”) to conduct an internal investigation of our historical stock option granting practices, composed of two independent directors, Mr. Millard Phelps and Mr. Raymond K. Ostby. Mr. Phelps and Mr. Ostby each received a fee of $20,000 for service on the committee, paid in fiscal year 2007, and an additional fee of $40,000 each, paid in fiscal year 2008 and included in “Fees Earned or Paid in Cash” in the table above, for a total of $60,000 for service on the Special Committee. The Special Committee has now completed its work; any further matters relating to the investigation will be considered by the Special Litigation Committee, as disclosed in previous filings with the Securities and Exchange Commission.

(5)	Mr. Phelps resigned as a member of the Board of Directors effective April 22, 2008. As a result, Mr. Phelps forfeited 18,838 shares of restricted stock granted on November 21, 2007 which had not vested as of the effective date of his resignation.

Directors’ Stock Ownership Guidelines

To encourage directors to have a direct and material investment in shares of our common stock, and to further align their interests with the interests of our stockholders, the Board of Directors has adopted stock ownership guidelines, which requests that directors who are not employees acquire and maintain a minimum of $105,000 in value of shares of our common stock during the three year term of their service on the Board. Board members in place as of the date on which the policy was adopted in July 2007 are encouraged to purchase the number of shares of common stock necessary to bring their equity interest in us to the $105,000 level on or before three years from July 2007. Directors joining after July 2007 are encouraged to attain the requested ownership level within a period of three years from the date on which their service begins. The value of the shares held by members of the Board of Directors shall be determined upon the greater of the aggregate purchase price paid for such shares or the current market price. Ownership shall be computed in terms of shares of our common stock owned outright, without taking into account the value of stock options or other securities convertible into shares of our common stock.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending June 30, 2009. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Trident’s and our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our consolidated financial statements annually since the fiscal year ended June 30, 1991. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and to be available to respond to appropriate questions.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has approved the selection of PricewaterhouseCoopers LLP as Trident’s independent registered public accounting firm for the fiscal year ending June 30, 2009. Stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP at the Annual Meeting pursuant to Proposal No. 2.

Fees Incurred by Trident for PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees billed to us for the fiscal years ended June 30, 2007 and June 30, 2008 by PricewaterhouseCoopers LLP:

	Fiscal Year 2007	Fiscal Year 2008

Audit Fees	$3,140,000	$3,183,000
Audit-Related Fees	—	$43,000
Tax Fees	$153,000	$133,000
All Other Fees	$2,000	$7,000
Total	$3,295,000	$3,366,000

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-related Fees.  Consists of fees, billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. These services include accounting consultations in connection with acquisitions and attest services that are not required by state or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

Other Fees.  The nature of other services included subscription to an online accounting, auditing and reporting library and other miscellaneous services.

The Audit Committee has approved all of the fees above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, which is PricewaterhouseCoopers LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. PricewaterhouseCoopers LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by PricewaterhouseCoopers LLP in accordance with this pre-approval policy.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by Trident to its stockholders and to the Securities and Exchange Commission, Trident’s internal control structure, external audit process, risk management process, and other matters relating to its accounting and financial reporting process.

Management is responsible for the preparation, presentation and integrity of Trident’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

Management has implemented a process of documenting, testing and evaluating Trident’s system of internal controls over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management. At the conclusion of the process, management provides the Audit Committee with and the Audit Committee reviews a report on the effectiveness of Trident’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in such Annual Report on Form 10-K related to its integrated audit of Trident’s consolidated financial statements and financial statement schedule for fiscal year 2008, and the effectiveness of internal control over financial reporting for fiscal year 2008.

The Audit Committee reviewed the Quarterly Report on Form 10-Q for each quarter of fiscal year 2008 prior to its filing with the Securities and Exchange Commission, as well the financial information contained in each quarterly earnings and annual earnings announcement prior to its release. The Audit Committee met in executive session at each in-person meeting. During these sessions, the Audit Committee met privately with PricewaterhouseCoopers LLP, which has unrestricted access to the Audit Committee.

In discharging its oversight responsibility for the audit process, the Audit Committee received a letter from PricewaterhouseCoopers LLP regarding the firm’s independence, as required under Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended by the Independence Standards Board. In addition, the Audit Committee discussed PricewaterhouseCoopers LLP’s independence from Trident and its management, and considered whether the provision of any non-audit services was compatible with maintaining its independence. The Audit Committee discussed and reviewed with PricewaterhouseCoopers LLP the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the results of PricewaterhouseCooper’s examination of the financial statements.

Based upon the Audit Committee’s review and discussions with management and PricewaterhouseCoopers LLP described in this report, the Audit Committee recommended to the Board of Directors that Trident’s Annual Report on Form 10-K include the audited financial statements for the fiscal year ended June 30, 2008.

AUDIT COMMITTEE

Raymond K. Ostby (Chairman)
David H. Courtney
Hans Geyer

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of September 30, 2008, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all directors and executive officers of Trident as a group.

	Number of Shares
	Beneficially
Beneficial Owner(1)	Owned(2)	Percent(3)

Beneficial Owners of in Excess of 5% (other than directors and named executive officers)
Royce & Associates LLC(4)	4,974,045	7.95%
1414 Avenue of the Americas New York, New York 10019
Renaissance Technologies LLC(5)	4,958,280	7.93%
800 Third Avenue, 33rd Floor New York, New York 10022
Executive Officers(6)
Sylvia D. Summers(7)	231,937	*
Hungwen Li(8)	117,500	*
Pete J. Mangan(9)	21,279	*
David L. Teichmann(10)	156,678	*
Donna M. Hamlin(11)	30,550	*
Chris P. Siu(12)	30,550	*
Directors
Glen M. Antle(13)	117,838	*
Brian R. Bachman(14)	35,505	*
David Courtney	—	—
Hans Geyer(15)	35,505	*
J. Carl Hsu	—	—
Raymond K. Ostby(16)	52,172	*
Directors and executive officers as a group (12 persons)(17)	829,514	1.33%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

(3)	Calculated on the basis of 62,527,768 shares of common stock outstanding as of September 30, 2008, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after September 30, 2008 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Based on a Schedule 13F filed with the Securities and Exchange Commission on August 11, 2008 by Royce & Associates LLC, Royce & Associates LLC has sole investment discretion and sole voting authority over all of such shares.

(5)	Based on a Schedule 13F filed with the Securities and Exchange Commission on August 14, 2008 by Renaissance Technologies LLC, Renaissance Technologies LLC has sole investment discretion over all of such shares, sole voting authority over 4,874,684 shares, and no voting authority over 83,596 shares.

(6)	The address of the executive officers and directors is c/o Trident Microsystems, Inc., 3408 Garrett Drive, Santa Clara, California 95054.

(7)	Includes 55,000 shares subject to options exercisable by Ms. Summers within sixty days of September 30, 2008. Also includes 176,937 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Ms. Summers’ employment terminate prior to vesting.

(8)	Includes 32,500 shares subject to options exercisable by Dr. Li within sixty days of September 30, 2008. Also includes 68,750 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Dr. Li’s employment terminate prior to vesting.

(9)	Includes 21,279 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Mangan’s employment terminate prior to vesting.

(10)	Includes 96,278 shares subject to options exercisable by Mr. Teichmann within sixty days of September 30, 2008. Also includes 60,400 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Teichmann’s employment terminate prior to vesting.

(11)	Includes 30,550 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Dr. Hamlin’s employment terminate prior to vesting.

(12)	Includes 6,250 shares subject to options exercisable by Mr. Siu within sixty days of September 30, 2008. Also includes 23,300 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Siu’s service terminate prior to vesting.

(13)	Includes 90,000 shares subject to options exercisable by Mr. Antle within sixty days of September 30, 2008. Also includes 27,838 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Antle’s service terminate prior to vesting.

(14)	Includes 16,667 shares subject to options exercisable by Mr. Bachman within sixty days of September 30, 2008. Also includes 18,838 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Bachman’s service terminate prior to vesting.

(15)	Includes 16,667 shares subject to options exercisable by Mr. Geyer within sixty days of September 30, 2008. Also includes 18,838 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Geyer’s service terminate prior to vesting.

(16)	Includes 33,334 shares subject to options exercisable by Mr. Ostby within sixty days of September 30, 2008. Also includes 18,838 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Ostby’s service terminate prior to vesting.

(17)	Includes 346,696 shares subject to options that are currently exercisable or will become exercisable within sixty days of September 30, 2008 beneficially owned by executive officers and directors, and 465,568 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should the employee’s employment terminate prior to vesting.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Information about the Executive Officers

As of June 30, 2008, our executive officers, who were elected by and serve at the discretion of the Board of Directors, were as follows:

Name	Age	Position

Sylvia D. Summers	55	President and Chief Executive Officer
Dr. Hungwen Li	57	Senior Vice President and Chief Marketing Officer
Pete J. Mangan	48	Senior Vice President and Chief Financial Officer
David L. Teichmann	52	Senior Vice President, General Counsel and Corporate Secretary
Dr. Donna Hamlin	54	Vice President, Human Resources and Administration
Chris P. Siu	37	Chief Accounting Officer and Director of Corporate Accounting

Biographical information for Ms. Summers is included above under “Information About our Board of Directors.”

Dr. Hungwen Li joined Trident in January 2007 as Senior Vice President of Strategic Marketing and was appointed Chief Marketing Officer in August 2008. Prior to Trident, he was Senior Vice President and Chief Marketing Officer for Huahong International, a company that provided strategic corporate business services including technology acquisition, partnership development and business incubation, serving from 2005 through December 2006. From 2000 to 2005, he was the founder, President and Chief Executive Officer of RedSwitch, a company that provided InfiniBand switches to connect enterprise servers, storage and networking gear. Previously, he served in multiple senior positions at companies such as HAL Computer Systems/Fujitsu, IBM Research Center and RCA. Dr. Li holds a B.S. degree in electrical engineering from National Taiwan University and a M.S. degree in electrical engineering and Ph.D. degree in electrical engineering from the University of Pittsburgh in Pennsylvania.

Pete J. Mangan joined Trident in January 2008 as Interim Chief Financial Officer and was appointed Senior Vice President and Chief Financial Officer in July 2008. Previously, he was at Spansion, Inc. from July 2005 to January 2008 and served in various financial positions including Director of Finance. From December 2004 to May 2005, he served as Vice President of Finance and Administration for Compxs. From December 2002 to December 2004 he served in various financial positions including Director of Finance for Asyst Technologies, Inc. Previous to Asyst, Mr. Mangan held senior financial positions at Advanced Micro Devices, Form Factor, Trident Microsystems, Real Chip Communications and Genesis Microchip. He holds a B.A. degree in business/economics from the University of California at Santa Barbara.

David L. Teichmann joined Trident in April 2007. Previously, he was the Senior Vice President, General Counsel and Secretary of GoRemote Internet Communications, Inc., a secure managed global remote access solutions provider, from July 1998 until its acquisition by iPass, Inc. in February 2006. From 1993 to July 1998, he served in various positions at Sybase, Inc., an enterprise software company, including Vice President, International Law as well as Director of European Legal Affairs based in The Netherlands. From 1989 to 1993, Mr. Teichmann was Assistant General Counsel for Tandem Computers Corporation, a fault tolerant computer company, handling legal matters in Asia-Pacific, Japan, Canada and Latin America. He began his legal career as an attorney with the Silicon Valley-based Fenwick & West LLP. Mr. Teichmann holds a B.A. degree in political science from Trinity College, an M.A.L.D. degree in law & diplomacy from the Fletcher School of Law & Diplomacy and a J.D. degree from the University of Hawaii School of Law. He was also a Rotary Foundation Scholar at the Universidad Central de Venezuela, where he did post-graduate work in Latin American Economics and Law.

Dr. Donna Hamlin joined Trident in January 2008 as Vice President, Human Resources and Administration. She brings more than 25 years of experience as a senior human resources executive and organizational development consultant, most recently serving as Vice President, Human Resources and Organizational Development at Asyst Technologies, Inc., where she was employed from August 2004 to December 2007. Dr. Hamlin held a consulting position with Trimble Navigation between 2002 and 2004, working on corporate strategy. Prior to consulting for Trimble Navigation, Dr. Hamlin served in numerous executive positions at companies such as SiteROCK Corporation, Associates First Capital Corporation, Texaco and General Electric, and headed a private consulting practice serving multinational clients for 14 years. She holds a bachelor of arts degree in humanities from Siena College and a master of science degree in communication and a Ph.D. degree in organizational communication from Rensselaer Polytechnic Institute.

Chris P. Siu joined Trident in February 2007. Mr. Siu was formerly with Varian Medical Systems, Inc., a medical device manufacturer, where he served as Corporate Accounting Manager and External Reporting/Consolidation Manager from 2004 to February 2007. Prior to Varian Medical Systems, he was previously associated with the international accounting firms Deloitte & Touche LLP from 2001 to 2004 and Ernst & Young LLP from 1996 to 2001. Mr. Siu holds a B.S. degree in accounting from Brigham Young University and has been a Certified Public Accountant in California.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives. Accordingly, our compensation arrangements must be competitive. The Compensation Committee’s intent is to target salaries, annual incentives, long-term incentive grant values and total direct compensation at median levels of our peers, based on the best-available market data. Benefits and other perquisites offered to executives are intended to be competitive with programs offered by other companies against whom we compete for personnel. The Compensation Committee administers the compensation programs for our executive officers, considering this competitive environment, but also believes that the compensation paid to our executive officers should be dependent upon our financial performance and the value that we create for our stockholders. For this reason, the Compensation Committee structures our compensation programs to provide meaningful incentives for the attainment of our short-term and long-term strategic objectives and to reward those executive officers who make substantial contributions to the attainment of those objectives, and to link executive officer compensation with performance.

The Compensation Committee’s objectives are to:

•	Attract, retain, and motivate talented executives responsible for the success of the organization;

•	Provide compensation to executives that is externally competitive, internally equitable and performance-based;

•	Provide affordable levels of compensation for each executive in exchange for expected levels of performance and results; and

•	Ensure that total compensation levels are reflective of company performance and provide executives with the opportunity to receive above market total compensation for exceptional business performance.

Oversight and Authority over Executive Compensation

Operation of the Compensation Committee; Role of Its Advisers

The Compensation Committee has responsibility for, among other things, discharging the Board’s responsibilities relating to compensation and benefits of our executive officers, including responsibility for evaluating and reporting to the Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with our compensation philosophy. The Compensation Committee oversees and provides strategic direction to management regarding Trident’s compensation programs. It also determines the compensation of our Chief Executive Officer and all other executive officers.

The Committee employs an independent compensation consultant, Radford Surveys + Consulting, an independent compensation consulting firm and a business unit of Aon, initially retained in fiscal year 2007 to perform a study on behalf of the Compensation Committee (“Radford Consulting”). The compensation consultant provides analyses and recommendations for the Compensation Committee to review in making its decisions regarding executive compensation, but it does not decide or approve any compensation actions. During fiscal year 2007, and updated for fiscal year 2008, Radford Consulting developed criteria used to identify peer companies for executive compensation and performance comparisons; compiled and evaluated market data; advised on design changes to the short- and long-term incentive compensation plans; and reviewed various proposals presented to the Committee by management.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

Following the resignation of our former chief executive officer, Mr. Frank Lin in fiscal year 2007, Dr. Jung-Herng Chang, our former President, along with Mr. Glen Antle, our former Acting Chief Executive Officer, provided recommendations concerning base salaries and certain bonuses payable to executive officers for fiscal year 2008, as well as concerning equity awards to be granted to executive officers. The Compensation Committee independently considered the recommendations, and adopted them in part and modified them in part.

During fiscal year 2008, after the hiring of our new Chief Executive Officer, Ms. Sylvia D. Summers, the Compensation Committee considered her recommendations regarding changes in the design and implementation of our compensation programs, including our bonus programs and other long-term equity compensation programs. Ms. Summers also provided input into the compensation of our executive officers, together with the assistance of Mr. David L. Teichmann, our Senior Vice President and General Counsel.

With the hiring of Dr. Donna Hamlin as Vice President, Human Resources and Administration, Dr. Hamlin now provides input to the Compensation Committee concerning compensation matters for our executive officers and other employees. Ms. Summers, Dr. Hamlin and Mr. Teichmann now attend most meetings of the Compensation Committee, in part, and work with the Compensation Committee in the design and development of our compensation programs. They recommend to the Compensation Committee changes to existing plans and programs applicable to executive officers and other senior executives, and recommend financial and other performance targets to be achieved under those programs.

Our Chief Executive Officer is actively engaged in setting compensation for executive officers, other than herself, through a variety of means, including recommending for Compensation Committee approval the financial and other performance goals for her executive team. She works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for the short- and long-term incentive plans. Targets are set to drive both annual performance and long-term value creation for stockholders. Our Chief Executive Officer is subject to the same financial performance goals as our other executive officers, all of which are determined by the Compensation Committee.

Independent Compensation Consultants

In July 2007, in order to determine the base salary and total compensation for our executive officers for fiscal year 2008, the Compensation Committee engaged Radford Consulting to provide data concerning compensation payable to similarly-situated executives, as well as burn rates and overhang data, in comparable companies in our industry. Radford Consulting performed a comprehensive review of our executive compensation philosophy, strategies and practices, and advised the Compensation Committee regarding the results of its review. In addition, the Compensation Committee engaged Radford Consulting to consult on the structure and competitiveness of compensation in connection with our search for a new Chief Executive Officer, including change-of-control severance compensation.

Radford Consulting first reviewed our compensation philosophy and guiding principles, proposed a comparative framework which defined specific peer companies and data sources (including specific peer company proxy filings and the Radford 2007 High Technology Executive Compensation Survey for high technology companies with revenue between $200 million and $550 million, and the Radford 2007 High Technology Benchmark Compensation Survey for high technology companies with revenue between $200 million and $499.9 million) and a pay positioning guideline to assess the pay levels and pay mix of our executive officers.

In a separate review, Radford Consulting provided similar information concerning compensation for members of our Board of Directors. Position matches for our executive officers were reviewed and approved by management. Radford Consulting then interviewed members of the Compensation Committee for insight into our key strategic goals and objectives for the executive team in fiscal year 2008. From the results of that assessment, as well as insight into the competitive practices of companies in our industry with a comparable maturity of business, Radford Consulting proposed an incentive framework and compensation plan for fiscal year 2008 for all executive officers. Radford Consulting presented this report and analysis to the Compensation Committee. The Compensation Committee reviewed and considered the Radford Consulting report when determining the level of compensation for each named executive officer for fiscal year 2008, including certain base salary changes, bonus targets, other cash incentives and equity awards. In the course of determining whether to make adjustments to each individual executive’s existing compensation, the Compensation Committee evaluated the experience of each individual executive, the scope of the individual executive’s position and the executive’s tenure and performance in his or her role.

Throughout this process, the Chairman of the Compensation Committee communicated directly with representatives of Radford Consulting. Representatives of Radford Consulting report directly to the Compensation Committee. A representative of Radford Consulting attends meetings of the Compensation Committee on an as-needed basis as requested and provides advice directly to the Chairman of the Compensation Committee. In addition to the advice provided directly to the Compensation Committee relating to executive officer compensation, Radford Consulting advised us on issues related to our amendment of the 2006 Equity Incentive Plan in fiscal year 2008, and periodically provides advice related to award levels in connection with our grant of equity awards to executive officers as well as other non-officer employees. We also separately purchase standard global compensation surveys from Radford Consulting. Management does not utilize any other consulting firms to provide services or market data to assist in evaluating our pay practices. In fiscal year 2008, Radford Consulting was paid $97,762 for its services to Trident.

Peer Group Selection and Benchmarking

As described above under “Independent Compensation Consultants,” in July 2007, the Compensation Committee engaged Radford Consulting to provide data concerning compensation payable to similarly-situated executives in comparable companies in our industry. The Compensation Committee utilized the Radford 2007 High Technology Executive Compensation Survey for high technology companies with revenue between $200 million and $550 million, and the Radford 2007 High Technology Benchmark Compensation Survey for high technology companies with revenue between $200 million and $499.9 million as a comparative framework to define specific peer companies and data sources to be used in the assessment of executive compensation. Public peer data gathered by Radford Consulting was supplemented by appropriate survey sources. For executives, the peer companies were chosen by the Compensation Committee based on industry and size (revenue, market capitalization and number of employees), as the primary source, and secondarily based on the broader technology marketplace based on revenues. All cash compensation data was updated by a 4.3% annual update factor to reflect a common effective date per the 2007 Radford Quarterly Survey of Industry Trends, and survey data and proxy data were blended together to form a market consensus.

The Compensation Committee seeks to set the base salary of our executive officers close to the 50th percentile, with target total cash compensation and target equity compensation combined between the 50th and 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom Trident directly competes in our hiring and retention of executives. Compensation positioning is reviewed in order to assess the pay levels and pay mix of the executive compensation program, while actual executive compensation may be above or below the stated philosophy based upon experience, scope of position and individual performance. Compensation is considered competitive if base salary is within 85% to 115% of the target pay position, total target cash is within 80% to 120% of the target pay position, and target equity grant values are within 70% to 130% of the target position.

For the Compensation Committee’s deliberations of fiscal year 2008 executive compensation, the Compensation Committee reviewed survey data from Radford Consulting, supplemented with public peer data (for example, proxy data), to develop a customized benchmark group comprised of the following companies:

•	Actel Corp.

•	AMIS Holdings Inc.

•	Cirrus Logic Inc.

•	DSP Group Inc.

•	Genesis Mircochip Inc.

•	Hittite Microwave Corp.

•	Ikanos Communications Inc.

•	Integrated Device Tech Inc.

•	Integrated Silicon Solution

•	Intersil Corp.

•	Microsemi Corp.

•	Mindspeed Technologies Inc.

•	PMC-Sierra Inc.

•	RF Micro Devices Inc.

•	Semtech Corp.

•	Silicon Image Inc.

•	Silicon Laboratories Inc.

•	SIRF Technology Holdings Inc.

•	Smart Modular Technologies (WWH), Inc.

•	Standard Microsystems Corp.

•	Zoran Corp.

It is expected that the composition of this benchmark group may fluctuate from year to year.

Elements of Compensation and How Each Element is Chosen

Business results and individual contribution and performance from the most recently completed fiscal years factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation Committee. Achievement of results against the targets approved by the Compensation Committee under our incentive compensation plan generally determines payouts under that plan for the fiscal year just ended. The new year targets tend to be based on the current year business plan and strategic goals. We generally do not consider the effect of past changes in stock price, or expected payouts or earnings under other plans, in setting future awards of executive officer compensation. In addition, incentive compensation decisions generally are made without regard to length of service or prior awards, although our current executive officers have only served for a short period of time, other than Mr. David Teichmann and Mr. Chris Siu, who each joined midway through fiscal year 2007.

For fiscal year 2008, the Compensation Committee initially determined executive compensation on the basis of the survey data provided by Radford Consulting, and upon recommendations by Mr. Antle, as Acting Chief Executive Officer, and Dr. Chang, as our former President. In July 2007, the Compensation Committee discussed the annual employee salary review and proposed salary increases, bonus payments and equity awards. The Compensation Committee reviewed the Radford Consulting survey data relating to employee compensation by category of employee and geographic location, together with the annual focal review conducted by us and the processes followed by management in determining salary, bonus and equity proposals.

Although the Compensation Committee reviewed the compensation payable to Mr. David Teichmann and Mr. Chris Siu in light of the data provided by Radford Consulting, the compensation payable to each of them during fiscal year 2008 was established in accordance with the offer letter entered into with each of them upon joining Trident. Our other current executive officers joined Trident after this initial review occurred. The Compensation Committee also reviewed data provided by Radford Consulting concerning compensation payable to our other key senior employees, and considered this data when setting executive officer compensation, including compensation of our newly-hired executive officers, to maintain principles of internal pay equity, and to reward experience and relative contributions to Company performance. Compensation for each of our current executive officers was determined based upon their experience and historical performance, as well as available information concerning the competitive packages offered to executives in similar jobs at companies with which we are competitive for personnel, and based upon the negotiated offer letters between Trident and each such executive officer. The Compensation Committee, in approving these compensation packages for our newly-hired executive officers during fiscal year 2008, continued to set base salaries at the 50th percentile, and total cash compensation between the 50th and 75th percentile of the market data provided by Radford Consulting.

In anticipation of the negotiations with our newly-hired Chief Executive Officer, the Compensation Committee requested Radford Consulting to provide competitive compensation levels for a newly-hired chief executive officer. Radford Consulting collected both survey and proxy data for comparable chief executive officer positions, and provided competitive market data at the 50th and 75th percentiles for cash compensation, comprising base salary, target bonus percentage and target total cash compensation, equity compensation and total target direct compensation. In addition to reviewing the competitive data, the Compensation Committee considered the long-term incentive grants made to other recently hired executive officers, to ensure internal equity when determining the appropriate equity grant made to our newly-hired Chief Executive Officer. Radford Consulting also examined compensation of chief executive offices at industry peer companies to determine competitive terms of employment agreements, agreements relating to payments on severance of employment, and termination as a result of a change in our control. The Compensation Committee considered Radford Consulting’s recommendations, and adopted many of them in its negotiations with Ms. Summers.

In determining total compensation for fiscal year 2009, during its deliberations in July 2008, the Compensation Committee noted that Trident is in a period of turning its business around and significantly transitioning its operations and organizational structure. The Compensation Committee reviewed information provided by Radford Consulting that indicates that in such a situation, total cash compensation may be targeted above the median, with an emphasis on annual incentive opportunities, and equity compensation may be set above the market medians. The Compensation Committee believed that this shift in emphasis would allow Trident to retain and attract the key executives necessary to improve operating results.

For fiscal year 2008, and again for fiscal year 2009, each executive officer’s compensation generally consisted of three elements: (i) base salary, (ii) cash bonus based upon participation in a bonus pool tied to our attainment of pre-established objectives, and (iii) long-term stock-based incentive awards, in the form of stock options or shares of restricted stock designed to align the interests between our executive officers and our stockholders. The main compensation elements for our executive officers (salary, annual incentive, long-term incentive, and other benefits and perquisites) are described in more detail below.

Base Salaries

Base salaries for fiscal year 2008 for Mr. Teichmann and Mr. Siu were negotiated between each of them and our Acting Chief Executive Officer in the case of Mr. Teichmann, and our former Chief Financial Officer in the case of Mr. Siu. As each was newly hired in the latter part of fiscal year 2007, their fiscal year 2008 salaries were determined based upon the terms of their respective offer letters. Base salaries for each of our other executive officers hired during fiscal year 2008, other than Ms. Summers, were negotiated between such officer and Ms. Summers, with aid in negotiations from our General Counsel. The terms of the proposed compensation to be offered to each newly-hired executive officer were reviewed initially with the Chair of the Compensation Committee; final compensation terms agreed with each newly-hired executive officer were approved by the full Compensation Committee.

Base salaries of the executive officers are targeted at a competitive market median on a job-by-job basis with individual variations explained by differences in experience, skills and sustained performance. The Compensation Committee generally reviews the executive officers’ salaries on an annual basis or at the time of promotion or a substantial change in responsibilities, and conducted such a review in July 2007 for fiscal year 2008 and again in July 2008 for fiscal year 2009. Adjustment of annual salaries is expected to occur after the annual focal review conducted by us and the processes followed by management in determining salary, bonus and equity proposals. For fiscal year 2008 compensation, the Compensation Committee commissioned a survey to determine the competitive position of our compensation levels, and targeted base salary for each executive officer at the 50th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom we directly competes in our hiring and retention of executives. As discussed above, the Compensation Committee utilized survey data from Radford Consulting for executive positions in peer companies based on industry and size (revenue, market capitalization and number of employees). After reviewing the market data for each executive officer’s position, the Compensation Committee considers each individual’s experience, the scope of such individual’s responsibilities and his or her performance in the applicable role. For fiscal year 2009, after completion and evaluation of performance reviews, and in consultation with the Chief Executive Officer, the Compensation Committee again reviewed survey data from Radford Consulting to position targeted total compensation for each executive officer, and determined to hold base salaries at the 50th percentile.

Annual Incentive Compensation

The Compensation Committee targets total cash compensation based upon performance at the 50th to 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom Trident directly competes in our hiring and retention of executives. As part of the total cash compensation, executive officers are eligible for incentive compensation annually under our non-stockholder-approved Executive Bonus Plan. Within this plan, the Compensation Committee establishes annual incentive compensation that is based upon target awards expressed as a percentage of each executive’s base salary. Payments under the Executive Bonus Plan are determined based upon our performance against pre-established financial targets.

The fiscal year 2008 Executive Bonus Plan (the “2008 Bonus Plan”) approved by the Compensation Committee in July 2007 was similar in terms to the plan approved for fiscal year 2007. The 2008 Bonus Plan again provided for the payment of cash bonuses based upon target operating income and target revenue objectives. The annual incentive award targets ranged from 20% to 100% of base salary, depending on the officer’s position. The Compensation Committee believes that an increasingly higher proportion of total cash compensation should be at risk and payable only upon achievement of company performance, and that the more senior the officer, the greater responsibility for overall company performance and therefore the greater the ability to impact company performance. For fiscal year 2008, the performance metrics under the 2008 Bonus Plan were tied to company performance only, without individual performance requirements, given the need for the executive officers to work together in order to achieve increased company growth and to forge a new team, given the extent of the management changes implemented during the fiscal year.

Under the 2008 Bonus Plan, cash bonuses were paid to executive officers based upon Trident’s revenue and operating income before taxes for the fiscal year, with a portion of the bonus based upon achievement of operating income targets (defined as operating income before taxes) and a portion based upon achievement of revenue targets. Achievement of target for each measure represents a performance score of 100%; any increases above or decreases below the target measure results in an increase or decrease, as applicable, in the performance score. If we achieved target operating income and target revenue under the 2008 Bonus Plan, the bonus payable would be 100%. If we achieved other than target operating income or target revenue, the amount of the bonus payable scales up or down linearly based upon the following formula:

% of operating income target x % of revenue target x target bonus = bonus

In no event could the bonus payable to an executive officer under the 2008 Bonus Plan exceed two times such officer’s annual base salary. The target bonuses (expressed as a percentage of base salary) for each of our executive officers during fiscal year 2008 were:

2008 Individual
Name	Bonus Target Percentage

Sylvia D. Summers	100%
Dr. Hungwen Li	50%
Pete J. Mangan	40%
David L. Teichmann	75%
Dr. Donna Hamlin	50%
Chris P. Siu	20%

For purposes of calculating payments under the 2008 Bonus Plan, we achieved 71.0% of the operating income target, and 76.8% of the revenue target, based on our operating income and revenue for fiscal year 2008. Based on these target achievements, executive officers were paid under the 2008 Bonus Plan based on an overall achievement of 53.4% of the target bonus. In addition, although he left prior to the end of the fiscal year, as part of our agreement negotiated with him, Mr. Jung-Herng Chang was paid a prorated portion of the bonus that would have been paid to him had he remained in our employ through the end of the fiscal year.

For fiscal year 2009, the Compensation Committee adjusted the target bonus to correspond to the 75th percentile of the market survey data provided by Radford Consulting in order to reflect, as noted earlier, that Trident is in a period of turning its business around and significantly transitioning its operations and organizational structure. The Compensation Committee has revised the bonus plan to provide for the payment of cash bonuses based upon achievement of revenue, new product revenue and operating margin objectives. The Bonus Achievement Multiplier is the sum of (a) actual fiscal year 2009 total revenue divided by the total revenue target multiplied by 0.3 (“Total Revenue Factor”), (b) actual fiscal year 2009 new product revenue divided by the new product revenue target multiplied by 0.4 and (c) actual fiscal year 2009 operating margin divided by the operating margin target multiplied by 0.3. A minimum threshold revenue level must be achieved before including the Total Revenue Factor in the calculation of the Bonus Achievement Multiplier (the “Threshold Revenue”). For each dollar of actual fiscal year 2009 total revenue in excess of Threshold Revenue up to the total revenue target, the Total Revenue Factor shall increase by specified rates. For each dollar of actual fiscal year 2009 total revenue in excess of the total revenue target, the Total Revenue Factor shall increase by specified rates up to a maximum of one hundred fifty percent (150%) achievement of the total revenue target. In the event that actual fiscal year 2009 operating margin dollars are less than the threshold amount, the Bonus Achievement Multiplier shall be deemed to be equal to zero. The Bonus Achievement Multiplier may range from zero to a maximum of 125% (assuming maximum achievement of the total revenue target). The Bonus Achievement Multiplier does not vary based upon the officer’s position and responsibilities and is applicable to all officers.

The Compensation Committee has determined that each individual officer will have an “Individual Bonus Percentage” and an “Individual Target Bonus” which will vary depending on such officer’s position and responsibilities with Trident. The Individual Bonus Percentage is the percentage of a respective officer’s base salary that is targeted as a bonus payment under the 2009 Bonus Plan assuming exactly one hundred percent achievement by us of each of the total revenue target, new product revenue target and operating margin dollars target. The Individual Target Bonus is the amount equal to a respective officer’s base salary multiplied by such officer’s Individual Bonus

Percentage. The individual target bonuses (expressed as a percentage of base salary) for each executive officer under the 2009 Bonus Plan are as follows:

2009 Individual
Name	Bonus Target Percentage

Sylvia D. Summers	100%
Dr. Hungwen Li	60%
Pete J. Mangan	60%
David L. Teichmann	75%
Dr. Donna Hamlin	50%
Chris P. Siu	30%

The targets are set aggressively and require achievement of significant financial performance beyond what was required for achievement of performance under the 2008 Bonus Plan.

Equity Compensation Awards

Equity compensation has traditionally been an important element of our executive compensation program, aligning the interests of our executives with those of our stockholders. Because the value of the equity awards will increase only when Trident performs and increases stockholder value, the grant of such equity awards provides long-term incentives to our executive officers. These awards not only serve to align the executives’ interests with those of the stockholders over an extended period of time, but additionally they are generally subject to vesting in connection with continued service to us over a specified period of time, and therefore serve as an additional retention mechanism. The Compensation Committee believes that both of these elements are important factors in executive compensation.

In addition, we operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees of the highest caliber. One of the tools our Board of Directors regards as essential in addressing these human resource challenges is a competitive equity incentive program. Attracting and retaining talented people, particularly in the Far East, is critical to our ability to continue to succeed in the digital media business. The Board of Directors, and the Compensation Committee, both believe it is important that our employee stock incentive program provide us with a range of incentive tools and sufficient flexibility to permit us to award equity incentives in ways that will make the most effective use of the shares our stockholders authorize for incentive purposes.

The Compensation Committee expects that new hire grants and merit awards made to executive officers will be comprised of both stock option grants and awards of restricted stock. The Compensation Committee believes that the grant of restricted stock may have a retention value greater than merit-based stock option grants, as there is value in the restricted stock grant even if the price of our common stock does not increase. Merit based annual stock option grants or restricted stock awards made to executive officers generally have historically vested annually over the four years following the date of grant in equal installments on the anniversary of the date of grant, subject to the officer’s continued employment with us. For fiscal year 2009, however, the Compensation Committee determined that restricted stock awards made to executive officers would generally vest over three years. In addition, the Compensation Committee approved grants of stock options to executive officers that vest over three years in order to compensate for the fact that most options held by employees are currently significantly under water, but indicated that it anticipated that future stock option grants would otherwise generally continue to vest over four years. Stock option grants were also made to Ms. Summers and Mr. Mangan that vest in full on the fourth anniversary of the date of grant, intended to be similar to a long-term performance award to more closely align their interests with those of our stockholders.

New Hire Grants

Generally, we grant equity awards to our new employees, including our newly-hired executive officers, in connection with the start of their employment. During fiscal year 2008, equity compensation payable to our newly-hired executive officers was negotiated between such officer and our Chief Executive Officer, after consultation with and approval of the Compensation Committee. Such compensation was determined based upon the executive’s experience and performance, value of equity that was going to be forfeited as a result of joining Trident, and upon available information concerning the competitive packages offered to executives in similar jobs at companies with which we are competitive for personnel, including the survey data provided by Radford Consulting described above.

Upon the hiring of our new Chief Executive Officer, in addition to the award of stock options and restricted stock vesting over four years at 25% per year, the Compensation Committee granted Ms. Summers a performance-based restricted stock award consisting of 110,000 shares of our common stock. This award will vest, if at all, in four components, with the vesting of each component requiring that a Trident common stock price target, established by the Compensation Committee, be achieved on or after one of the first four anniversaries of her employment start date. This target stock price must be achieved prior to the tenth anniversary of Ms. Summers’ employment start date. An amount equal to 25% of the shares subject to this restricted stock award will vest on the date that the applicable price target is achieved on or after the specified anniversary of her employment start date, provided that her service with us has not terminated. The Compensation Committee, in making this grant, believed that the performance-based restrictions would more closely align the interests of Ms. Summers with those of our stockholders.

Annual Merit Grants

We have typically granted each executive officer an additional annual equity grant, with the goal of providing continued incentives to retain strong executives and improve corporate performance. Our executives generally receive such annual grants concurrently with our rank-and-file employees at the time of our annual merit-based stock option grant considerations.

For fiscal year 2008, the Compensation Committee targeted the equity compensation for each executive officer between the 50th and 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom we competes in our hiring and retention of executives. For officers employed at the commencement of fiscal year 2008, the Compensation Committee utilized the benchmark survey data provided by Radford Consulting. Although the Compensation Committee determined, based upon market data for each executive officer’s position, that the most recent equity grant values were above the market 75th percentile for many executives, the Compensation Committee considered each individual’s experience, the scope of such individual’s responsibilities, his or her performance in the applicable role, and his or her expected future contribution to Trident’s goals and stockholder value, in deciding to make additional grants for fiscal year 2008. With respect to merit grants made for fiscal year 2008, the Compensation Committee also considered that no grants had been made for fiscal year 2007, and increased the sizes of the grants for the executive officers for fiscal year 2008 to account for such two-year period; provided, however, that no additional grants were made to our General Counsel or our Chief Accounting Officer due to their recent receipt of new-hire option grants.

After the conclusion of fiscal year 2008, annual merit grants were made to each of our current executive officers, as part of the annual performance review cycle. These annual awards consisted of a combination of stock options and shares of restricted stock, and each award vests over three years at one-third per year. The Compensation Committee reviewed information provided by Radford Consulting that indicated that a significant majority of companies are still making use of stock options, but roughly two-thirds are supplementing awards with awards of restricted stock. The Compensation Committee determined to allocate awards made after the conclusion of fiscal year 2008 based approximately on a 50/50 split in value between awards of restricted stock and stock options. The target compensation for executive officers was generally based upon a blend of the 50th percentile of base salary and 75th percentile of short-term incentive compensation utilizing the industry and peer group survey data provided by Radford Consulting. The Compensation Committee determined not to introduce equity awards with performance-based vesting, given the need to focus on enhancing company performance. In order to encourage long-term retention, our Chief Executive Officer and Chief Financial Officer were awarded options to purchase 277,024 shares and 133,895 shares of our common stock, respectively. Each of these long-term retention awards vests 100% in a single cliff vest after four years.

In addition to the merit grants awarded to executive officers, pursuant to the terms of his offer letter, Mr. Teichmann was granted the right to receive an additional option to purchase up to 100,000 shares of our common stock following the completion of his first anniversary of employment, provided that he achieved personal objectives agreed between Mr. Teichmann and the Compensation Committee in consultation with Ms. Summers. After reviewing the performance criteria and assessing the achievement of the performance metrics, the Compensation Committee determined that he had achieved satisfaction of 88% of each performance objective, in the aggregate, and awarded him an option to purchase 88,000 shares of our common stock. Such award was in addition to and not in substitution for any stock option grant and/or restricted stock award he was otherwise eligible to receive in connection with the annual review of executive compensation conducted by the Compensation Committee.

Internal Pay Equity.  In determining the size of equity awards made to our Chief Executive Officer and our other executive officers, the committee is mindful of internal pay equity considerations. Since the equity component represents such a substantial portion of each executive officer’s total direct compensation, the committee expects to continue to grant future equity awards to executive officers with internal equity in mind so that a fair and equitable ratio is maintained between the total direct compensation of our Chief Executive Officer and that of each of our other executive officers.

Stock Ownership Guidelines.  At present, we do not have any equity or security ownership requirements for our executive officers, other than our Chief Executive Officer. During her employment, Ms. Summers agrees to a guideline of maintaining beneficial ownership of no less than the number of shares of Trident common stock that has a value equal to four times her annual base salary, to be achieved by no later than the fourth anniversary of her employment start date. The Board of Directors has also adopted stock ownership guidelines applicable to our non-employee members of the Board of Directors, described above under “Compensation of Directors — Stock Ownership Guidelines” above.

Change in Control and Severance Agreements

The named executive officers are employed at-will. However, from time to time, we implement plans or enter into agreements that would provide certain benefits payable to certain employees, including in some cases certain executive officers, in connection with the termination of employment, a change in control of Trident or other situations, and during fiscal year 2008 the Board of Directors adopted a change in control plan applicable to our executive officers. The Compensation Committee considers such plans, agreements and benefits in order to be competitive in the hiring and retention of employees, including executive officers, in comparison with comparable companies with which we compete for talent. In addition, these benefits are intended to retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave our employ prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of our stockholders in change in control transactions.

During fiscal year 2008, the Compensation Committee approved the adoption of a new change in control policy, which provides that executive officers and key employees designated by the Compensation Committee will be entitled to specified compensation and benefits if, within a “Change in Control Period,” the participant’s employment is terminated without “Cause” or the participant resigns for “Good Reason.” All such agreements with the named executive officers, including the newly-adopted change in control plan, are described under “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement, and the potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on July 1, 2008 are set forth under such section below.

Other Benefits

We provide other customary benefits that are comprehensive and apply uniformly to all of our employees, including our executive officers. The purpose of this element of compensation is to provide assurance of financial support in the event of illness or injury, encourage retirement savings and encourage additional equity ownership by our employees.

Our employee benefits program includes medical, dental, prescription drug, Medical Flexible Spending contribution, vision care, disability insurance, life insurance benefits, business travel insurance, 401(k) savings plan with employer match, educational assistance, employee assistance program and holidays, and a vacation allowance. We do not provide a defined benefit retirement pension plan, or the use of company vehicles to our executive officers, although we provide to some of our executive officers a phone and car allowance of up to $15,000.00 per year and supplemental life insurance that pays executive officers up to $3,000,000. We believe that these benefits are standard for executive officers at comparable companies with whom we compete for personnel.

Tax Considerations

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations, which restrict deductibility of executive compensation paid to our Chief Executive Officer and each of our three other most highly compensated executive officers (other than the Chief Financial Officer) holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our stockholder-approved stock option plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are “outside directors” (as defined by Section 162(m)) and have an exercise price no less than the fair market value of the shares on the date of grant. We expect that the Compensation Committee will continue to be comprised solely of outside directors, and that any options granted to our executive officers will be approved by the Compensation Committee. The Compensation Committee does not believe that in general other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Award Granting Procedures

The Compensation Committee of the Board of Directors has established a process governing the grant of initial stock options and other equity awards to newly-hired employees who are not executive officers. Such grants are now made by a Stock Option Committee, at duly held meetings the last Friday of each month, in accordance with pre-approved grant guidelines from the Compensation Committee. The members of the Stock Option Committee are the Chief Financial Officer and the General Counsel. The grant date is the date of Stock Option Committee approval and the grant is priced based on the market price on the grant date. All equity awards made to executive officers are made only by the Compensation Committee at a meeting of the committee. The exercise price of all options granted by the Compensation Committee to employees, including executive officers, is the closing market price of our common stock on the date which is two full trading days after the issuance of our quarterly financial earnings press release. In addition, the grant date is the date that the exercise price has been determined. For stock option awards granted by our Stock Option Committee, the exercise price is determined as the closing sales price of our common stock as reported on the NASDAQ Stock Market on the date of the Stock Option Committee’s monthly meeting.

In addition, we monitor the number of shares that we are utilizing for all of our equity compensation programs, including new hire grants, promotional grants and annual merit grants, in order to prudently manage stock option expense and potential dilution of stockholder ownership.

Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of Trident Microsystems, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Brian R. Bachman (Chairman)
J. Carl Hsu
Raymond K. Ostby

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended June 30, 2008, June 30, 2007, and June 30, 2006 by our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, our former President and our other three most highly paid executive officers:

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and Principal	Fiscal	Salary	Bonus		Awards	Awards	Compensation	Compensation		Total
Position	Year	($)(1)	($)(2)		($)(3)	($)(4)	($)(2)(5)	($)		($)

Glen M. Antle(6)	2008	—	—		—	—	—	—		—
Former Acting Chief	2007	—	—		—	—	—	—		—
Executive Officer
Sylvia D. Summers(7)	2008	$348,906	—		$414,262	$146,054	$185,031	$18,895	(8)	$1,113,148
President and Chief Executive Officer
Dr. Hungwen Li(9)	2008	$220,000	—		$334,208	$350,779	$58,740	$21,538	(8)	$985,265
Senior Vice President and Chief Marketing Officer
Pete J. Mangan(10)	2008	$101,891	$62,000	(11)	—	$21,043	$22,086	$9,591	(8)	$216,611
Senior Vice President and Chief Financial Officer
David L. Teichmann(12)	2008	$283,904	—		$156,019	$555,979	$114,143	$38,024	(8)	$1,148,069
Senior Vice President,	2007	$71,250	$50,000	(13)	$21,740	$75,859	$60,000	$4,000	(14)	$282,849
General Counsel and Corporate Secretary
Chris P. Siu(15)	2008	$150,000	$46,480	(16)	$79,237	$69,305	$16,020	$16,538	(8)	$377,580
Chief Accounting	2007	$59,318	$10,000	(13)	$28,144	$24,616	$20,000	$866	(17)	$142,944
Officer and Director of Corporate Accounting
Former Officers:
John S. Edmunds(18)	2008	$192,083	—		$64,271	$718,232	—	$19,319	(19)	$993,905
Former Chief Financial	2007	$270,000	$100,000	(20)	—	$690,074	$223,115	$111,470	(21)	$1,394,659
Officer	2006	$250,000	—		—	$670,029	$211,301	$12,515	(22)	$1,143,845
Jung-Herng Chang(23)	2008	$341,535	—		$192,813	$591,229	$126,878	$173,127	(24)	$1,425,582
Former President	2007	$350,000	$150,000	(20)	—	$532,004	$347,068	$145,004	(25)	$1,524,076
	2006	$330,000	$66,888	(26)	—	$499,932	$302,161	$49,265	(27)	$1,248,246

(1)	Includes amounts (if any) deferred at the named executive officer’s option under Trident’s 401(k) plan.

(2)	Performance-based bonuses are generally paid under our Executive Bonus Plan and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under the Executive Bonus Plan.

(3)	The amounts shown are the compensation costs recognized in our financial statements for fiscal year 2007 and fiscal year 2008 related to shares of restricted stock awarded to the executive officer, to the extent we recognized compensation cost in 2007 or 2008 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. The fair values of the shares of restricted stock awarded were calculated based on the fair market value of our common stock on the respective grant dates.

(4)	The amounts shown are the compensation costs recognized in our financial statements for fiscal year 2006, fiscal year 2007 and fiscal year 2008 related to grants of stock options to each named executive officer in fiscal year 2006, fiscal year 2007, fiscal year 2008 and prior years, to the extent we recognized compensation cost in fiscal year 2006, fiscal year 2007 or fiscal year 2008 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 9, “Employee Stock Plans — Equity Incentive Plans,” included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended June 30, 2008.

(5)	We award bonuses pursuant to an annual Executive Bonus Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Board of Directors at the beginning of each fiscal year. See “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen, Annual Incentive Compensation.” The actual amount paid to each named executive officer for the fiscal years ended June 30, 2006, June 30, 2007 and June 30, 2008 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.” A description of the terms of the Executive Bonus Plan is set forth below under “Grants of Plan-Based Awards” and in the Compensation Discussion and Analysis, above.

(6)	Mr. Antle was appointed Acting Chief Executive Officer on November 15, 2006. He resigned as Acting Chief Executive Officer as of October 17, 2007, upon the appointment of Sylvia D. Summers as Chief Executive Officer. Mr. Antle was not paid a salary while serving as Acting Chief Executive Officer, although he was awarded a one-time payment in the amount of $125,000 for his services, which is reflected in the 2008 Director Compensation table above. Mr. Antle remains Chairman of our Board of Directors. Information concerning the compensation payable to Mr. Antle as a member of our Board of Directors is set forth above under “Compensation of Directors.”

(7)	Ms. Summers joined as Chief Executive Officer and President on October 17, 2007.

(8)	Includes matching contributions to the Trident Microsystems, Inc, 401(K) plan, premiums paid for term life insurance, and car allowance, as follows:

	401(K)	Insurance	Car
	Match	Premiums	Allowance

Sylvia D. Summers	—	$18,895	—
Dr. Hungwen Li	$2,813	$18,725	—
Pete J. Mangan	—	$9,591	—
David L. Teichmann	$2,813	$25,211	$10,000
Chris P. Siu	$2,563	$13,975	—

(9)	Dr. Li was appointed Senior Vice President of Strategic Marketing effective January 2007, and as Chief Marketing Officer effective August 28, 2008.

(10)	Mr. Mangan joined as Vice President, Finance and Interim Chief Financial Officer on January 11, 2008 and was appointed Senior Vice President, Chief Financial Officer on July 22, 2008.

(11)	Represents sign on bonus in the amount of $42,000 paid upon Mr. Mangan’s initial hire and $20,000 discretionary bonus paid in addition to the bonus earned under the 2008 Bonus Plan.

(12)	Mr. Teichmann joined as General Counsel, Vice President of Human Resources and Corporate Secretary on April 2, 2007, and became Senior Vice President, General Counsel and Corporate Secretary in January 2008, upon the hiring of Dr. Donna Hamlin as Vice President, Human Resources.

(13)	Represents a sign-on bonus of $50,000 paid to Mr. Teichmann upon his joining Trident as General Counsel, Vice President of Human Resources and Corporate Secretary, and a sign-on bonus of $10,000 paid to Mr. Siu upon his commencement of employment as Chief Accounting Officer and Director of Finance.

(14)	Consists of $2,500 for car allowance and $1,500 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

(15)	Mr. Siu joined as Chief Accounting Officer and Director of Finance on February 5, 2007, and became Chief Accounting Officer and Director of Corporate Accounting in January 2008.

(16)	Represents discretionary bonus of $11,480 and $35,000 bonus earned under bonus plan other than 2008 Bonus Plan.

(17)	Represents matching contributions to the Trident Microsystems, Inc. 401(K) plan.

(18)	Mr. Edmunds resigned his employment effective January 11, 2008.

(19)	Consists of $6,364 for car allowance and $12,955 for premiums paid on term life insurance.

(20)	Represents a discretionary bonus paid in recognition of the work performed in connection with the independent investigation into our historical stock options, the filing of restated financial statements, and the adoption of remedial measures, resulting in our becoming current in our filing obligations with the Securities and Exchange Commission.

(21)	Consists of $12,000 for car allowance, $4,890 for term life insurance premiums, and $2,750 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan. Also includes $91,830 paid as a bonus to reimburse Mr. Edmunds for the increase in the option exercise price for options as to which we modified the measurement dates to amend such options either (i) to retroactively increase the exercise price on options that vested in calendar 2005 or calendar 2006, and/or (ii) as to options that were not exercised through December 31, 2006 and options that would vest in 2007 or beyond, to retain the same exercise price but schedule their exercises under a formal plan specifying the year of exercise.

(22)	Consists of $5,000 for car allowance, $4,890 for term life insurance premiums, and $2,625 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

(23)	Dr. Chang resigned his employment effective February 26, 2008.

(24)	Consists of $9,429 for car allowance and $30,365 for premiums paid on term life insurance. Also includes $133,333.32 consisting of payments made pursuant to a Resignation and Consulting Agreement and General Release of Claims (the “Consulting Agreement”) between Trident and Dr. Chang. Pursuant to the terms of the Consulting Agreement, during the period from the Resignation Date through February 28, 2009 (the “Consulting Period”), Trident will pay Dr. Chang a consulting fee of $25,000 per month, and will continue his group health insurance coverage under COBRA. In addition, Trident shall pay Dr. Chang an additional sum of $8,333.33 per month for each month during the Consulting Period that Dr. Chang does not provide any work, services, or assistance to any person or entity that is in any way involved in the manufacture, sale, distribution, or development of any products, technologies, or services that are (a) substantially similar to any products, technologies, or services that are manufactured, sold, distributed or under development by us, or (b) reasonably understood in the marketplace to compete with any products, technologies, or services that are manufactured, sold, distributed or under development by us.

(25)	Consists of $14,440 for car allowance, $6,214 in supplemental medical healthcare reimbursement, $2,850 for term life insurance premiums, and $2,750 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan. Also includes $118,750 paid as a bonus to reimburse Dr. Chang for the increase in the option exercise price for options as to which we modified the measurement dates to amend such options either (i) to retroactively increase the exercise price on options that vested in calendar 2005 or calendar 2006, and/or (ii) as to options that were not exercised through December 31, 2006 and options that would vest in 2007 or beyond, to retain the same exercise price but schedule their exercises under a formal plan specifying the year of exercise.

(26)	Consists of year end bonus paid by Trident Technologies, Inc.

(27)	Consists of $24,432 for payment of accrued paid time out, $14,400 for car allowance, $4,958 in supplemental medical healthcare reimbursement, $2,850 for term life insurance premiums, and $2,625 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards granted during the fiscal year ended June 30, 2008 to our named executive officers:

2008 GRANTS OF PLAN-BASED AWARDS

					All
					Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under			Number	Number of	or Base	Fair Value
		Non-Equity Incentive Plan Awards			of Shares	Securities	Price of	of Stock
		(1)(2)			of Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(3)	(#)(4)	($)	($)(5)

Glen M. Antle(6)	10/23/2007	—	—	—	9,000	—	—	$123,210
	11/21/2007				18,838	—	—	$119,998
Sylvia D. Summers	10/23/2007				140,000	—	—	$1,435,712
	10/29/2007					220,000	$7.42	$870,958
	10/17/2007	0	$495,000	$990,000
Dr. Hungwen Li	01/11/2008	0	$110,000	$440,000	—	—	—	—
Pete J. Mangan	02/04/2008				—	75,000	$5.34	$205,703
	01/11/2008	0	$88,000	$440,000
David L. Teichmann	04/30/2008				—	88,000	$4.34	$202,514
	07/24/2007	0	$213,750	$570,000
Chris P. Siu	07/24/2007	0	$30,000	$300,000	—	—	—	—
Former Officers:
John S. Edmunds(7)	08/09/2007				—	30,000	$15.23	$185,838
	08/22/2007				20,000			$300,000
	07/24/2007	0	$216,000	$576,000
Jung-Herng Chang(8)	08/09/2007				—	100,000	$15.23	$619,460
	08/22/2007				60,000			$900,000
	07/24/2007	0	$360,000	$800,000

(1)	We award bonuses pursuant to an annual Executive Bonus Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Board of Directors at the beginning of each fiscal year. See “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen, Annual Incentive Compensation.” The actual amount paid to each named executive officer for the fiscal year ended June 30, 2008 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

(2)	The threshold amounts included in the table above reflect the minimum payment level under the 2008 Bonus Plan; however, the 2008 Bonus Plan did not have a minimum threshold that had to be reached before payments are triggered. The maximum amount payable under the 2008 Bonus Plan was two times the executive officer’s base salary. The target and maximum amounts are reflected on an annualized basis, and are not prorated for Ms. Summers, Mr. Mangan and Dr. Hamlin, each of whom commenced their employment with us partway through the fiscal year. In addition, due to his departure in January 2008, Mr. Edmunds was not paid any part of his bonus under the 2008 Bonus Plan. Dr. Chang was paid a pro-rated portion of his bonus pursuant to the Consulting Agreement described above in footnote 26 to the Summary Compensation Table.

(3)	Except as provided below, amounts shown represent shares of restricted stock awarded under our 2006 Equity Incentive Plan that vest in four successive annual installments upon the executive’s completion of each year of service over a four-year service period, measured from the grant date.

Ms. Summers was granted a performance-based restricted stock award consisting of 110,000 shares of Trident common stock. This award will vest, if at all, in four components, with the vesting of each component requiring that a Trident common stock price target, established by the Compensation Committee, be achieved on or after one of the first four anniversaries of her employment start date. This target stock price must be achieved prior to the tenth anniversary of Ms. Summers’ employment start date. An amount equal to 25% of the shares subject to this restricted stock award will vest on the date that the applicable price target is achieved on or after the specified anniversary of her employment start date, provided that her service with Trident has not terminated.

(4)	Except as provided below, amounts shown represent options issued under our 2006 Equity Incentive Plan that vest and become exercisable in four successive annual installments upon the executive’s completion of each year of service over a four-year service period, measured from the grant date. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years.

Options granted to Mr. Teichmann vest at the rate of 1/36th each month over the thirty-six months following the first anniversary of his employment start date.

The options granted to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Calculation of Potential Payments upon Termination or Change in Control.”

(5)	The dollar value of the options shown represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 8, “Employee Stock Plans — Equity Incentive Plans,” included in Part IV, item 15 of our Annual Report on Form 10-K for the year ended June 30, 2008. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

The dollar value of restricted stock shown represents the grant date fair value calculated based on the fair market value of our common stock on the respective grant dates. The actual value that an executive will realize on each share of restricted stock award will depend on the price per share of our common stock at the time the shares of restricted stock are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the restricted stock awarded.

(6)	Mr. Antle served as our Acting Chief Executive Officer from November 2006 to October 2007.

(7)	Mr. Edmund’s employment terminated with us effective January 11, 2008.

(8)	Dr. Chang’s employment terminated with us effective February 26, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of June 30, 2008, our last completed fiscal year:

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2008

	Option Awards(1)				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option		Stock That	Units of Stock
	Options	Options	Exercise	Option	Have Not	that have
	(#)	(#)	Price	Expiration	Vested	not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(3)

Glen M. Antle(4)	40,000	—	$2.10	12/10/2011	27,838	$101,609
	50,000	—	$8.75	03/24/2015
Sylvia D. Summers	—	220,000	$7.42	10/29/2017	140,000 (5)	$511,000
Dr. Hungwen Li	32,500	97,500	$20.37	01/26/2017	48,750	$177,939
Pete J. Mangan	—	75,000	$5.34	02/04/2018	—	—
David L. Teichmann	58,334	141,666 (6)	$20.22	05/10/2017	30,000 (7)	$109,500
	4,889	83,111 (8)	$4.34	04/30/2018
Chris P. Siu	6,250	18,750	$20.87	02/20/2017	15,000 (7)	$54,750
Former Officers:
John S. Edmunds	—	—	—	—	20,000	$73,000
Dr. Jung-Herng Chang	75,000	—	$1.46335	07/25/2011	60,000	$219,000
	380,000	—	$0.785	08/28/2013
	106,667	—	$13.99	07/26/2015

(1)	Except as provided below, amounts shown represent options issued under our 2006 Equity Incentive Plan that vest and become exercisable in four successive annual installments upon the executive’s completion of each year of service over a four-year service period, measured from the grant date. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years.

The options granted to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Calculation of Potential Payments upon Termination or Change in Control.”

(2)	Restricted stock awards vest at the rate of vests over a four-year period at the rate of 25% upon the each of the first four anniversaries of the date of grant, and shall be subject to automatic forfeiture if the recipient’s performance of services with the Company terminates prior to the date on which the shares vest.

(3)	Represents the fair market value per share of our common stock on June 30, 2008 ($3.65) multiplied by the number of shares that had not vested as of June 30, 2008.

(4)	Options granted to members of our Board of Directors vest and become exercisable in three annual installments, subject to continued service on the Board of Directors. Restricted stock awards vest on the day immediately preceding the first annual meeting occurring after the date of grant, provided that the grant of 9,000 shares of restricted stock granted to Mr. Antle in October 2007 vests on the one year anniversary of the date of grant.

(5)	In addition to the award of 30,000 restricted shares granted to Ms. Summers upon her hiring that vest over a four-year period at the rate of 25% upon the each of the first four anniversaries of her employment start date, Ms. Summers was subsequently granted a performance-based restricted stock award consisting of 110,000 shares of Trident common stock. This award will vest, if at all, in four components, with the vesting of each component requiring that a Trident common stock price target, established by the Compensation Committee, be achieved on or after one of the first four anniversaries of her employment start date. This target stock price must be achieved prior to the tenth anniversary of Ms. Summers’ employment start date. An amount equal to 25% of the shares subject to this restricted stock award will vest on the date that the applicable price target is achieved on or after the specified anniversary of her employment start date, provided that her service with Trident has not terminated.

(6)	Options to purchase 200,000 shares granted to Mr. Teichmann upon his initial hiring vest at the rate of 25% upon the first anniversary of his employment start date, with the remaining shares vesting and becoming exercisable at the rate of 1/48th each month over the thirty-six month period following the first anniversary of his employment start date.

(7)	The shares of restricted stock awarded to Mr. Teichmann and Mr. Siu vest at the rate of 50% upon the second anniversary of commencement of employment with Trident, and 50% in two equal installments upon the third and fourth anniversary of their respective commencement of employment.

(8)	Options to purchase 88,000 shares were subsequently granted to Mr. Teichmann that vest at the rate of 1/36 th per month over the thirty-six months following the first anniversary of his employment start date.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning option exercises by our named executive officers and vesting of Trident Microsystems common stock held by them during the fiscal year ended June 30, 2008:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Glen M. Antle	—	—	—	—
Sylvia D. Summers	—	—	—	—
Dr. Hungwen Li	—	—	16,250	$83,525
Pete J. Mangan	—	—	—	—
David L. Teichmann	—	—	—	—
Chris P. Siu	—	—	—	—
Former Officers:
John S. Edmunds	20,000	$106,700	—	—
Jung-Herng Chang	90,000	$292,802	—	—

(1)	Based on the difference between the market price of Trident’s common stock on the date of exercise and the exercise price.

(2)	Based on the market price of Trident’s common stock on the vesting date.

Calculation of Potential Payments upon Termination or Change of Control

Pursuant to the following agreements, certain benefits will be payable to the named executive officers upon a termination of employment or change in our control:

Terms of Equity Awards

Our 1992 Stock Option Plan and each option granted under our 2002 Stock Option Plan (collectively, the “Option Plans”) provide that in the event of a merger of Trident with or into another corporation, unless the successor corporation assumes or substitutes equivalent options for options granted under the Option Plans, options under the Option Plans will become fully exercisable prior to the merger. Options which are neither assumed or substituted for by the successor corporation, nor exercised prior to the expiration of a 15-day notice period, will terminate upon the expiration of such period.

Under the terms of our 2006 Equity Incentive Plan (the “2006 Plan”), a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2006 Plan) becoming the direct or indirect beneficial owner of more than 50% of Trident’s voting stock, or (b) the occurrence of any of the following events upon which the stockholders of Trident Microsystems immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of Trident, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of Trident’s voting stock; (ii) a merger or consolidation in which Trident is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of Trident (other than a sale, exchange or transfer to one or more subsidiaries of Trident).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. Stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Compensation Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2006 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award. The vesting of all non-employee director awards will be accelerated in full upon a Change in Control.

All shares subject to options granted under our 1994 Outside Directors Stock Option Plan (the “Directors Plan”) will become fully vested and exercisable as of the date 15 days prior to a change in our control, as defined in the Directors Plan, unless the surviving or successor corporation either assumes or substitutes its options for options outstanding under the Directors Plan. Any such options which are neither assumed or substituted for by the successor corporation, nor exercised, will terminate as of the date of the change in control. In addition, all options granted to our non-employee directors under the 2006 Equity Incentive Plan will become fully vested and exercisable as of the date 15 days prior to a change in our control.

Change in Control Severance Plan

During fiscal year 2008, the Compensation Committee of the Board of Directors approved a change in control severance plan that will provide executive officers and key employees designated by the Compensation Committee with the specified compensation and benefits if, within a “Change in Control Period,” the participant’s employment is terminated without “Cause” or the participant resigns for “Good Reason.” The Change in Control Period is the period beginning upon a change in control and ending 18 months following the change in control. Upon termination within the Change in Control Period, the chief executive officer would be entitled to a lump sum payment of 24 months of base salary, with other executive officers being entitled to payment of 12 months of base salary. Base salary for this purpose is determined as the greater of (i) the monthly rate in effect immediately prior to termination of employment or (ii) the monthly rate in effect immediately prior to the change in control. In addition, the chief executive officer would be entitled to payment of 200% of his or her annual bonus, with other executive officers entitled to 100% of their respective annual bonus, determined for this purpose as the aggregate of all annual incentive bonuses that would be earned by the participant for the fiscal year of termination of employment, determined as if 100% of all applicable performance goals were achieved. Medical and dental and life insurance coverage would be continued for the employee and covered dependents for the same benefit periods as the base salary is paid, at the same premium cost to the participant and at the same coverage levels as in effect prior to termination of employment, except to the extent of any change in premium costs or coverage levels applicable to all employees holding positions comparable to the participant’s position immediately prior to the change in control.

If, as a result of the change in control, the buyer agrees to assume or continue our outstanding service-based vesting equity awards (converting them into awards for the buyer’s stock or other acquisition consideration) or to issue replacement awards for the buyer’s stock, vesting would not accelerate at the time of the change in control. Any service-based vesting equity awards that the buyer will not agree to assume, continue or replace in connection with the change in control will vest in full immediately prior to the change in control so that they may be exercised or settled upon the change in control. The vesting of any service-based vesting equity award that is assumed, continued or replaced by the buyer will be accelerated in full if the participant is terminated other than for “Cause” or resigns for “Good Reason” within the Change in Control Period. The vesting of all our equity awards of any kind under which vesting is based upon the achievement of performance goals (such as attainment of a target stock price or achievement of a company financial goal) will be accelerated in full (assuming the 100% of the target level of performance has been achieved) immediately prior to the change in control, so that they may be exercised or settled upon the change in control.

Payment of severance benefits under the plan will be subject to the participant’s execution of a general release of claims against us.

The following definitions are utilized in the executive change in control severance plan:

Definition of “Change in Control.”

•	Any person or group (other than an employee benefit plan) becomes the beneficial owner, directly or indirectly, of more than 50% of the total combined voting power of its outstanding securities.

•	Merger or consolidation in which the stockholders before the transaction fail to retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting securities of the company or the surviving entity.

•	Sale of all or substantially all of the assets of the company (other than to a subsidiary).

•	Change in the composition of the Board within any 12-month period as a result of which less than a majority of the directors are “Incumbent Directors.” Incumbent Directors are those who either were directors on the effective date of the plan or were elected or nominated by at least a majority of the Incumbent Directors (except any such election or nomination in connection with an actual or threatened proxy contest).

Definition of Termination for “Cause.”

•	Theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records.

•	Material failure to abide by the code of conduct or other policies (including policies relating to confidentiality and reasonable workplace conduct).

•	Misconduct leading to a restatement of earnings.

•	Unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity (including improper use or disclosure of confidential or proprietary information).

•	Intentional act which has a material detrimental effect on reputation or business of the company.

•	Repeated failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure such failure or inability.

•	Material breach of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement.

•	Conviction (including any plea of guilty or nolo contender) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the participant’s ability to perform his or her duties.

Definition of “Good Reason.”

•	Material, adverse change in the participant’s authority, duties or responsibilities as measured against the participant’s authority, duties or responsibilities immediately prior to the change in control.

•	Material, adverse change in the authority, duties or responsibilities of the officer to whom the participant is required to report, including a requirement that the participant report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation.

•	Material decrease in annual base salary or target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned).

•	Material decrease in the budget over which the participant has authority.

•	Relocation of work place to a location that increases the participant’s regular commute distance between the participant’s residence and work place by more than 30 miles (one-way).

•	Material breach of the plan by the company or its successor.

The participant must give written notice within 90 days of the initial occurrence of the claimed “Good Reason” condition. If not cured within 30 days following such written notice, the claim is presumed correct unless the Board of Directors determines in good faith by a vote of not less than two-thirds of its membership that Good Reason does not exist. The participant must resign within 6 months following the initial occurrence of the condition.

In addition to the benefits under the agreements described above, the following two named executive officers are entitled to benefits under the terms of their offer letters with us:

Sylvia D. Summers

Pursuant to the letter agreement between us and Sylvia D. Summers as our Chief Executive Officer, should we terminate Ms. Summers’ employment without Cause, or should she terminate her employment at any time for Good Reason, provided that she has executed a general release of claims, we will pay to Ms. Summers an amount equal to the sum of twelve months’ of her base salary and her annual target bonus, and reimbursement of insurance premiums for up to twelve months of COBRA insurance coverage. In addition, vesting of any unvested options and restricted stock granted to her during her employment shall be automatically accelerated such that an additional twelve months of vesting will occur.

If we or our successor elects to terminate Ms. Summers’ employment without Cause or she voluntarily terminates for “Good Reason” in connection with or within two years of the effective date of a Change in Control of Trident, we will pay to Ms. Summers an amount equal to the sum of twenty-four months’ of her base salary and two times her annual target bonus, and reimbursement of insurance premiums for up to eighteen months of COBRA insurance coverage. In addition, vesting of any unvested options and restricted stock granted to her during her employment shall be automatically accelerated in full. Only employment that is involuntarily terminated without Cause or voluntarily terminated with Good Reason within two years of the date of a Change in Control will be deemed to constitute termination due to such Change in Control.

The following definition of Good Reason is applicable to the agreement between Trident and Ms. Summers:

“Good Reason” means the occurrence of any of the following conditions without employee’s express written consent, which condition(s) remain(s) in effect thirty days after her written notice to the Board of Directors of Trident or its successor of such conditions:

(a) a material, adverse change in her authority, duties or responsibilities which is not effected for disability or for Cause;

(b) a material diminution of the budget over which she has authority (including, without limitation, as a result of a reduction of the lines of business, operating divisions or functional departments reporting to her), which is not effected for disability or for Cause;

(c) a material diminution in her base salary and/or target bonus as in effect immediately prior to such reduction;

(d) her relocation to a facility or a location more than 50 miles from our principal headquarters at the time she commences employment; or

(e) a material breach by Trident or any successor to Trident of any of the material provisions of her employment offer letter.

David L. Teichmann

Pursuant to the letter agreement between us and Mr. Teichmann as our General Counsel, should we terminate Mr. Teichmann’s employment without Cause, or should he terminate his employment at any time for Good Reason, we will pay to Mr. Teichmann an amount equal to the sum of six months’ of his salary, including base and target incentive bonus, and reimbursement of insurance premiums for up to six months of COBRA insurance coverage.

If we terminate Mr. Teichmann’s employment for Cause, we will provide Mr. Teichmann with a lump-sum severance payment equivalent to three months’ salary, including base salary and target incentive bonus, and reimbursement of insurance premiums for up to three months of COBRA insurance coverage, unless the cause for termination relates to violation by Mr. Teichmann of state or federal law.

If we or our successor elects to terminate Mr. Teichmann’s employment without Cause or he voluntarily terminates for “Good Reason” in connection with or within twelve months of the effective date of an acquisition or merger of Trident involving a Change in Control (a “Qualifying Event”), vesting of any options and restricted stock granted to Mr. Teichmann during his employment with Trident will be automatically accelerated effective on the date of the Qualifying Event. In such event, the period within which he may exercise any vested options (including options as to which vesting has been accelerated), will be extended to one year following the Qualifying Event. In addition, Mr. Teichmann will receive severance benefits in an amount equal to the sum of six months’ of his salary, including base and target incentive bonus, and reimbursement of insurance premiums for up to six months of COBRA insurance coverage. Only employment that is involuntarily terminated without Cause or voluntarily terminated with Good Reason within one year of the date of a Change in Control will be deemed to constitute termination due to such Change in Control.

The following definitions are utilized in the severance arrangements with each of Messrs. Summers and Teichmann:

A “Change in Control” means:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 who, by the acquisition or aggregation of securities, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Trident representing 50% or more of the combined voting power of our then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote on elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of our securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of Trident; or

(b) the consummation of a merger or consolidation of Trident with or into another entity or any other corporate reorganization, if persons who were not stockholders of Trident immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or

(c) a change in the composition of the Board, as a result of which the individuals who immediately prior to such change constitute the Board (the “Incumbent Board”) cease to constitute a majority of the

Board; provided, however, that any individual becoming a director whose election, or nomination for election by our stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or

(d) the sale, transfer or other disposition of all or substantially all of our assets.

“Cause” means misconduct, including but not limited to: (a) conviction of a felony or any crime under the laws of the United States or any state thereof involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against Trident; (c) willful conduct by the employee, which, based upon a reasonable determination by Trident, demonstrates gross unfitness to serve (other than as a result of total or partial incapacity due to physical or mental illness); or (d) intentional, material violation by the employee of any contract between the employee and Trident or any statutory duty of the employee to Trident that is not corrected within thirty (30) days after written notice to the employee.

The following definition of Good Reason is applicable to the agreement between Trident and Mr. Teichmann:

“Good Reason” means resignation by the employee of his or her employment, other than for Cause or disability, due to: (i) Trident, without his or her express written consent, assigning duties to employee or significantly reducing his or her duties, in a manner that is inconsistent with such employee’s position with Trident and responsibilities in effect immediately prior to such assignment or reduction, or Trident removing employee from such position and responsibilities (including without limitation a reduction of the lines of business, operating divisions or functional departments reporting to employee), which is not effected for disability or for Cause; (ii) a reduction in employee’s base salary and/or target bonus as in effect immediately prior to such reduction; (iii) employee’s relocation to a facility or a location more than 15 miles from our principal headquarters at the time employee commences employment without employee’s express written consent; (iv) failure or refusal of a successor to Trident to assume Trident’s obligations under his or her employment offer letter; or (v) material breach by Trident or any successor to Trident of any of the material provisions of his or her employment offer letter.

Dr. Jung-Herng Chang

Following his termination of employment with us, we entered into a Resignation and Consulting Agreement and General Release of Claims (the “Consulting Agreement”) with Dr. Jung-Herng Chang, our former president, and have paid him, through June 30, 2008 the sum of $133,333.32 under the Consulting Agreement. Pursuant to the terms of the Consulting Agreement, during the period from the date of his resignation through February 28, 2009 (the “Consulting Period”), we will pay Dr. Chang a consulting fee of $25,000 per month, and will continue his group health insurance coverage under COBRA. In addition, we will pay Dr. Chang an additional sum of $8,333.33 per month for each month during the Consulting Period that Dr. Chang does not provide any work, services, or assistance to any person or entity that is in any way involved in the manufacture, sale, distribution, or development of any products, technologies, or services that are (a) substantially similar to any products, technologies, or services that are manufactured, sold, distributed or under development by us, or (b) reasonably understood in the marketplace to compete with any products, technologies, or services that are manufactured, sold, distributed or under development by us.

Calculation of Potential Payments Upon Termination or Change in Control

The following table presents our estimate of the dollar value of the benefits payable to our named executive officers upon a termination of employment with or without cause, or a change in our control, assuming such terminating event occurred on June 30, 2008. These benefits are in addition to accrued compensation, including paid time off, otherwise required by law to be paid through the date of termination of employment. Our annual vacation accrual policy provides that paid time off is accrued based on years of service, ranging from three weeks of paid time off through three years of service, up to a maximum of six weeks of paid time off from ten years of service and beyond. We limit the total maximum amount that can be accrued however, from 320 hours for up to three years of service, increasing to a maximum of up to 440 hours for ten years of service and beyond.

This table assumes that the termination occurred as of June 30, 2008, and, in connection with a termination that occurred as a result of a change of control, that outstanding unvested equity awards were neither assumed by the successor corporation nor replaced with a cash retention program. While we believe that the amounts shown below and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that any of the circumstances described above had occurred on June 30, 2008, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the Executive Bonus Plan, the letter agreements and the executive officer change in control plan.

						Value of
					Value of	Restricted
				Continuation of	Option	Stock	Total
				Benefits	Acceleration	Acceleration	Value
Name	Trigger	Salary	Bonus	(1)	(2)	(2)	(3)

Sylvia D. Summers	Change in Control	$990,000	$990,000	$51,405	—	$511,000	$2,542,405
	Termination without Cause or for Good Reason	$495,000	$495,000	$51,405	—	$127,750	$1,169,155
Dr. Hungwen Li	Change in Control	$220,000	$110,000	$19,144	—	$177,938	$527,082
Pete J. Mangan	Change in Control	$220,000	$88,000	$19,144	—	—	$327,144
David L. Teichmann	Change in Control	$285,000	$213,750	$25,702	—	$109,500	$633,952
	Termination without Cause or for Good Reason	$142,500	$106,875	$25,702	—	—	$275,077
	Termination for Cause	$71,250	$53,437	—	—	—	$124,687
Chris P. Siu	Change in Control	$150,000	$30,000	$14,560	—	$54,750	$249,310

(1)	Represents the aggregate value of reimbursement of COBRA benefits and continuation of life insurance benefits after the date of termination. For the purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executives will find other employment, or discount rates for determining present value.

(2)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options and shares of restricted stock.

The amounts shown as the value of the accelerated stock options are based solely on the intrinsic value of the options as of June 30, 2008. For options this was calculated by multiplying (i) the difference between the fair market value of our common stock on June 30, 2008 (being the last trading day of the fiscal year), $3.65, and the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis on June 30, 2008. Since the exercise price of all outstanding unvested options held by the named executive officers was greater than $3.65, no additional value is represented by the acceleration of outstanding unvested options.

The amount shown as the value of the accelerated shares of restricted stock represents the fair value calculated based on the fair market value of our common stock on June 30, 2008 (being the last trading day of the fiscal year), $3.65, multiplied by the assumed number of shares of restricted stock vesting on an accelerated basis on June 30, 2008.

(3)	Excludes the value to the executive of the continuing right to indemnification and continuing coverage under our directors’ and officers’ liability insurance (if applicable).

In addition, upon death or disability, each of our executive officers is entitled to coverage under our applicable insurance policies. Upon termination of employment as a result of disability, the executive officers are entitled to coverage up to an amount equal to two times their respective base salary, up to a maximum of $300,000; if such disability occurs as a result of a travel accident, they are entitled to an additional amount up to two times their base salary up to a maximum amount of $500,000. We also provide death benefits of an insured sum equal to two times their base salary up to $300,000, plus an additional amount equal to two times base salary up to a maximum of $500,000 if such death occurs as a result of a travel accident. We also offer life insurance coverage up to $3,000,000. Executive officers are fully vested in 100% of their account balance under the Retirement Savings Plan (401k Plan). All of our employees are eligible for continuing health coverage under COBRA.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers, and persons who own more than ten percent of a registered class our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. The SEC requires officers, directors and greater than ten percent beneficial owners to furnish us with copies of all Forms 3, 4 and 5 they file.

We believe that all of our officers, directors and greater than ten percent beneficial owners complied with all their applicable filing requirements during the fiscal year ended June 30, 2008. This is based on our review of copies of Forms 3, 4 and 5 we have received and of written representations from certain persons that they were not required to file a Form 5.

TRANSACTIONS WITH RELATED PERSONS

Since the beginning of fiscal year 2008, there have been no transactions in excess of $120,000 between Trident and a related person in which the related person had a direct or indirect material interest.

Procedures for Approval of Related Person Transactions

We have adopted a written policy for approval of transactions between Trident and its directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. The policy provides that the Audit Committee is responsible for reviewing and approving any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

ANNUAL REPORT TO STOCKHOLDERS

A copy of our 2008 Annual Report to Stockholders has been mailed concurrently with this proxy statement (or made available electronically, for stockholders who elected to access these materials over the Internet), to all stockholders entitled to notice of and to vote at the Annual Meeting. The 2008 Annual Report to Stockholders is not incorporated into this proxy statement and is not considered proxy solicitation material. Upon written request to the Corporate Secretary at Trident Microsystems, Inc., 3408 Garrett Drive, Santa Clara, California 95054, we will provide without charge to each person solicited a copy of the fiscal year 2008 Annual Report, including financial statements and financial statement schedules filed therewith.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

David L. Teichmann
Corporate Secretary

October 17, 2008

PROXY
TRIDENT MICROSYSTEMS, INC.
Proxy for the Annual Meeting of Stockholders
To be held on November 21, 2008
Solicited by the Board of Directors
     The undersigned hereby appoints Sylvia D. Summers and David L. Teichmann, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Trident Microsystems, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices, 3408 Garrett Drive, Santa Clara, California 95054, on Friday, November 21, 2008, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated October 17, 2008 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.
     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

BNY MELLON SHAREOWNER SERVICES

Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
34434

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.
	Please mark your votes as indicated in this example	☒
A vote FOR the following proposals is recommended by the Board of Directors:

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1.
To elect the following two (2) persons as Class 1 directors to hold office for a term ending at the Company’s Annual Meeting to be held in 2011 and until their respective successors are elected and qualified:
	☐	☐	☐

01 Hans Geyer and 02 Raymond K. Ostby

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009.	☐	☐	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING		☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder annual meeting date.

TRIDENT MICROSYSTEMS, INC.

INTERNET
http://proxyvoting.com/trid
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

34434